EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among

CDI CORPORATION,

EDGEROCK TECHNOLOGIES, LLC,

THE SELLERS LISTED ON THE SIGNATURE PAGES HERETO

and

MEP ADVISORS, LLC
SOLELY IN ITS CAPACITY AS REPRESENTATIVE OF THE SELLERS

Dated as of October 6, 2015

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ii
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iii
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SHARE PURCHASE AGREEMENT
This Share Purchase Agreement (this “Agreement”) is dated as of October 6, 2015 and is among CDI Corporation, a Pennsylvania corporation (“Buyer”), EdgeRock Technologies, LLC, a Massachusetts limited liability company (the “Company”), all of the holders of the membership interests of the Company, which holders are set forth on the signature pages hereto (collectively, the “Sellers”), and MEP Advisors, LLC in its capacity as representative of the Sellers (the “Representative”) and not in its individual capacity.
WHEREAS, the Company is engaged in the business of providing staff augmentation services to commercial users (the “Business”);
WHEREAS, the Company Organizational Documents specify that all membership interests in the Company are denominated in units referred to as shares, the total number of such authorized membership interests consisting of (a) 10,000,000 common shares (the “Common Shares”) and (b) 20,000,000 preferred shares (the “Preferred Shares” and together with the Common Shares, the “Shares”);
WHEREAS, the Sellers are the record and beneficial owners of all the issued and outstanding Shares of the Company;
WHEREAS, Buyer desires to purchase and each of the Sellers desires to sell all of the Shares owned by such Seller on the terms set forth in this Agreement;
WHEREAS, the respective governing body of each of Buyer and the Company and each Seller that is not an individual has approved the form, terms, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, upon the terms set forth herein;
WHEREAS, concurrently with the execution of this Agreement, certain key employees of the Company have entered into employment agreements with the Company; and
WHEREAS, prior to the execution of this Agreement, the Company and Acorio, LLC, a Massachusetts limited liability company (“Acorio”) have entered into an amended and restated sublease for a portion of the premises located on the 3rd floor of 260 Franklin Street, Boston, Massachusetts (the “Sublease Agreement”).
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

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ARTICLE I
CERTAIN DEFINITIONS
Section 1.1.    Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
“Accounting Firm” means the Boston offices of BDO USA, LLP or such other independent accounting firm of national reputation mutually agreed upon by Buyer and the Representative.
“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such particular Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
“Aggregate Amount” means $31,300,000.
“Agreement” has the meaning set forth in the preamble.
“Ancillary Agreements” means the Key Employment Agreements, the Escrow Agreement and the Waiver and Release Agreements.
“Assets” has the meaning set forth in Section 4.8.
“Audited Financial Statements” has the meaning set forth in Section 4.6(a).
“Balance Sheet Date” has the meaning set forth in Section 4.6(e).
“Benefit Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) all other pension, retirement, deferred compensation, profit sharing, bonus, incentive, stock, equity or equity-based, employment, consulting, severance, salary continuation, termination, change-of-control, retention, health, life, welfare, disability, group insurance, paid-time-off and fringe benefit plans, programs, contracts, or arrangements (whether written or unwritten) maintained, contributed to, or required to be contributed to, by the Company, any Subsidiary thereof or any ERISA Affiliate for the benefit of any current or former employee, manager, officer, director or independent contractor of the Company or any Subsidiary thereof or under which the Company, any Subsidiary thereof has or could have any liability.
“Business” has the meaning set forth in the recitals.
“Business Day” means any day that is not a Saturday or Sunday, or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

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“Business Material Adverse Effect” means any event, change, or occurrence that, individually or in the aggregate with any one or more other events, changes or occurrences that exist on the date of determination, has had, or would reasonably be expected to have, a material and adverse effect on the business, properties, liabilities, assets, condition (financial or otherwise) or results of operations of the Company.
“Buyer” has the meaning set forth in the preamble.
“Buyer Announcement” has the meaning set forth in Section 7.3.
“Buyer Indemnified Parties” has the meaning set forth in Section 8.2(a).
“Buyer’s Organizational Documents” means the Articles of Incorporation and the By-Laws of Buyer, as may be amended from time to time.
“Cap” has the meaning set forth in Section 8.4(a).
“Claim Notice” has the meaning set forth in Section 8.3.
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Closing Date Cash Amount” has the meaning set forth in Section 2.2.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Shares” has the meaning set forth in the recitals.
“Company” has the meaning set forth in the preamble.
“Company Data” has the meaning set forth in Section 4.12(j).
“Company Expenses” has the meaning set forth in Section 9.2.
“Company Fundamental Representations” has the meaning set forth in Section 8.1(a).
“Company LLC Agreement” means that certain Amended and Restated Operating Agreement of the Company, dated as of January 1, 2012, as amended from time to time.
“Company Organizational Documents” means the certificate of organization of the Company, filed on March 1, 2005 in the office of the Secretary of State of the Commonwealth of Massachusetts, and the Company LLC Agreement.
“Company Owned Intellectual Property” means Intellectual Property owned, in whole or in part, by the Company.

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“Company’s Knowledge” means the actual knowledge, after due inquiry, of the individuals set forth in Section 1.1(a) of the Disclosure Schedule.
“Competing Business” means the business of providing IT professionals for the Specified Applications to commercial users through staff augmentation services. For purposes of this Agreement (i) “staff augmentation services” shall mean the placement of individual experts who primarily work under the direction of the client and does not include “solutions” work where the company directs the work of the individual experts and accepts the risk associated with the work provided by such experts; and (ii) the “Specified Applications” shall mean all (a) Oracle, PeopleSoft, Workday and SAP enterprise systems; (b) Hyperion, Cognos, Informatica, Datastage, Business Objects and OBIEE business intelligence tools; (c) Salesforce.com, Siebel CRM, Oracle CRM, PeopleSoft CRM, and SAP CRM customer relationship management tools; (d) Teradata, DB2, Sybase and MS SQL database applications; (e) Java and SharePoint development tools and information architecture; (f) IBM (Websphere) and Oracle (Weblogic) service orientated architecture platforms; (g) Oracle, SAP, PeopleSoft security, government risk and compliance, and middleware tools; and (h) for each such Specified Application in the foregoing clauses (a) - (g) above, similar such technology, tools or software used for enterprise resource planning, business intelligence, data analytics, and customer relationship management, in all cases, whether in existence as of the date hereof or developed in the future.
“Confidential Information” has the meaning set forth in Section 7.4(c).
“Confidentiality Agreement” has the meaning set forth in Section 7.2.
“Contingent Consideration” has the meaning set forth in Section 2.4(a)(ii).
“Contingent Consideration Gross Profits” has the meaning set forth in Section 2.4(a).
“Contingent Consideration Period” means the twelve (12) calendar months beginning on the first full calendar month immediately after the month in which the Closing occurs.
“Contingent Payment Statement” has the meaning set forth in Section 2.4(a).
“Contract” means, with respect to any Person, any agreement, indenture, instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, task order delivery order, statement of work, commitment or other arrangement, understanding or undertaking, whether written or oral, including all amendments, modifications and options thereunder or relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject.
“Disclosure Schedule” means the Disclosure Schedule delivered in connection with, and constituting a part of, this Agreement.
“Disputed Items” has the meaning set forth in Section 2.3(b).
“Dispute Notice” has the meaning set forth in Section 2.3(b).

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“EAU Cancellation Agreements” has the meaning set forth in Section 2.5(a).
“EAU Employment Taxes” means the employer portion of all employment, payroll and unemployment and similar Taxes payable with respect to the EAUs.
“EAU Payment” means $1,568,522.98.
“EAU” means an equity appreciation right granted to the individuals and in the amounts listed on Section 4.5 of the Disclosure Schedule pursuant to the Company’s 2007 Equity Appreciation Plan, which has previously been delivered or made available to Buyer.
“Employment Contracts” has the meaning set forth in Section 4.22.
“Encumbrances” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, right of first refusal, restriction, option, title defect or other similar encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other laws, which secures the payment of debt (including any Tax) or the performance of an obligation.
“Environmental Laws” mean any Laws relating to the protection of the environment, natural resources, pollution, or the treatment, storage, recycling, transportation, disposal, arrangement for treatment, storage, recycling, transportation, or disposal, handling or Release of or exposure to any Hazardous Substances (and including worker health or safety Laws as they relate to occupational exposure to Hazardous Substances).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business, whether or not incorporated, that is considered a single employer with the Company or any Subsidiary thereof under Section 414 of the Code.
“Escrow Agent” means Wells Fargo Bank, National Association.
“Escrow Agreement” means that certain Escrow Agreement, dated as of the date hereof, by and among Buyer, the Representative and the Escrow Agent.
“Escrow Amount” means $3,000,000.
“Final Adjustment” has the meaning set forth in Section 2.3(d).
“Final Closing Statement” has the meaning set forth in Section 2.3(a).
“Final Determination” has the meaning set forth in Section 2.3(c).
“Final Net Working Capital” has the meaning set forth in Section 2.3(a).

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“Final Transaction Expenses” has the meaning set forth in Section 2.3(a).
“Financial Information” has the meaning set forth in Section 4.6(b).
“GAAP” means generally accepted accounting principles as in effect in the United States at the time of the preparation of the relevant financial statement.
“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.
“Gross Profits” means the gross profits of the Company determined in accordance with GAAP, consistently applied, subject to the principles set forth in Section 1.1(b) of the Disclosure Schedule (it being understood and agreed that to the extent GAAP differs in the future from such principles, GAAP shall control).
“Gross Profits Benchmark” has the meaning set forth in Section 2.4(a)(i).
“Hazardous Substances” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, a pollutant, a contaminant or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“Healthcare Reform Law” has the meaning set forth in Section 4.17(d).
“Indebtedness” without duplication, means all principal, interest, premiums or other obligations related to (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and consistent with past practice), including any earn out, (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (e) all obligations as lessee or lessees under leases that are required to be recorded as capital leases under GAAP, (f) all obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities (other than trade accounts payable in the ordinary course of business and consistent with past practice), (g) all obligations owing pursuant to factoring agreements for accounts receivable, (h) any severance or other payment obligations to current or former officers, employees or consultants who are terminated by the Company at any time prior to the Closing, or who are sent a notice of termination at any time prior to the Closing, (i) all Indebtedness of the type referred to in the immediately preceding clauses (a) through (h) guaranteed directly or indirectly in any manner, or in effect guaranteed directly or indirectly through an agreement (I) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (II)

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to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (III) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (IV) otherwise to assure a creditor against loss, (j) all Indebtedness of the type referred to in the immediately preceding clauses (a) through (i) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned (including accounts and contract rights), even though such Person has not assumed or become liable for the payment of such Indebtedness, and (k) all accrued but unpaid interest (or interest equivalent) to the date of determination, any fees and expenses due and all prepayment premiums or penalties, in each case related to any items of Indebtedness of the type referred to in the immediately preceding clauses (a) through (j).
“Indemnifiable Taxes” means, without duplication, any and all (a) Taxes that are (i) attributable to any Pre-Closing Date Tax Period or (ii) attributable to the portion of a Straddle Period ending at the end of the day on the Closing Date, (b) Transfer Taxes in accordance with Section 7.5(d), and (c) Taxes arising as a result of or in connection with the transactions contemplated by this Agreement.
“Indemnified Party” means the party entitled to indemnification pursuant to ARTICLE VIII.
“Indemnifying Party” means the party required to indemnify the other party pursuant to ARTICLE VIII.
“Insurance Policies” has the meaning set forth in Section 4.20.
“Intellectual Property” means all rights arising anywhere in the world in or under: registered and unregistered trademarks and applications for registration of same, service marks, trade names, logos, slogans, trade dress, domain names and other indicators of source (and all goodwill associated with any of the foregoing); copyrights, copyright registrations and applications for copyright registration, including any copyrights arising in computer software or corollary database rights, and mask work rights; patents, patent applications (including all reissues, divisions, continuations, continuations in part and extensions thereof); inventions, invention disclosures, trade secrets, formulae, processes, methodologies, know-how and any other intellectual property or proprietary rights and any licenses related to any of the foregoing.
“IT Infrastructure” has the meaning set forth in Section 4.12(j).
“Key Employment Agreements” means the employment agreements to be entered into in connection with the transactions contemplated by this Agreement with each of Peter Begley, Matthew Murray, Timothy Gibbons, Stephen Sorrentino, Jonathan LaLonde and Anthony Martell.
“Law” means any law, statute, directive, ordinance, regulation, rule, writ, judgment, order, decree or other regulation or legal requirement (including common law) of any Governmental Authority.

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“Leased Real Property” has the meaning set forth in Section 4.10(a).
“Leases” has the meaning set forth in Section 4.10(a).
“Legal Proceeding” means any judicial, administrative or arbitral action, complaint, suit, mediation, investigation, audit, proceeding or claim (including counterclaim) by or before a Governmental Authority.
“Losses” means losses, claims, damages, settlements, judgments, awards, fines, fees (including reasonable attorneys’ fees), charges, liabilities, penalties and costs and expenses (including reasonable costs of investigation, remediation or other response actions) of any nature.
“Material Contracts” has the meaning set forth in Section 4.13.
“Material Customer” has the meaning set forth in Section 4.23.
“Momentum” means Momentum Equity Partners, LLC, a Massachusetts limited liability company.
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
“Net Working Capital” means the amount (which may be a negative or positive number) of the difference between (a) all current assets of the Company (including cash, deposits and other credits, accounts receivable, inventory and prepaid expenses, and excluding all income tax assets), and (b) all current liabilities of the Company (including the current portion of capital lease liability, accounts payable and accrued expenses and the current portion of deferred revenue, and excluding all income tax liabilities and any Transaction Expenses), in each case, determined in accordance with GAAP, consistently applied.
“Notice of Contingent Payment Disagreement” has the meaning set forth in Section 2.4(a).
“Notice Period” has the meaning set forth in Section 8.3.
“Permits” means any franchise, approval, permit, authorization, license, order, registration, certificate, variance and other similar permit or rights obtained from any Governmental Authority necessary or advisable for the operations of the business of the Company and all pending applications therefor.
“Pass-Through Tax Return” shall mean any Tax Return used to report the income, gains, losses, deductions, credits, or similar items from the operation of a partnership or other pass-through entity for Tax purposes; provided, that “Pass-Through Tax Return” shall not include any Tax Return for which the Company is treated as a taxpayer.
“Payoff Amount” has the meaning set forth in Section 2.7.
“Permitted Encumbrances” means (a) easements, rights-of-way, restrictions and other similar defects or imperfections of title, charges and encumbrances of record not in the aggregate

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detracting materially from the use or value of the assets subject thereto, (b) Encumbrances for Taxes and other government charges and assessment not yet due and payable, (c) landlords’, lessors’, employees’, materialmens’, mechanics’, carriers’, workmen’s, repairmen’s, statutorily imposed or other like Encumbrances arising or incurred in the ordinary course of business for amounts not yet due and payable, (d) Encumbrances arising under original purchase price, conditional sales contracts and equipment leases with third-parties, in each case solely to the extent set forth in Section 1.1(c)(i) of the Disclosure Schedule, (e) Encumbrances and other similar restrictions of record with respect to Leased Real Property, zoning, building codes and other land use Laws regulating the use or occupancy of such Leased Real Property or the activities conducted therein that are imposed by any Governmental Authority having jurisdiction over such Leased Real Property and do not materially interfere with the present use of the Leased Real Property, (f) Encumbrances securing Indebtedness to be repaid and released in connection with the Closing, which Encumbrances are set forth in Section 1.1(c)(ii) of the Disclosure Schedule; (g) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, (h) Encumbrances resulting from fee splitting or residual payment agreements entered into with independent agents in the ordinary course of business; and (i) restrictions placed on deposits held by third parties relating to bank card processing.
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.
“Pre-Closing Date Tax Period” means any Tax year or period (or portion thereof) ending prior to the end of, or at the end of the day on, the Closing Date.
“Pre-Closing Tax Contest” has the meaning set forth in Section 7.5(d)(i).
“Preferred Shares” has the meaning set forth in the recitals.
“Privacy Commitments” has the meaning set forth in Section 4.12(j).
“Pro Rata Portion” means, for each Seller, the percentage set forth next to his or its name under the column entitled “Pro Rata Portion” in Section 2.3(d) of the Disclosure Schedule.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” has the meaning set forth in the preamble.
“Restricted Period” means (i) with respect to Jonathan LaLonde and Anthony Martell, the two-year period commencing on the Closing Date (ii) with respect to Timothy Gibbons and Matthew

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Murray, the three-year period commencing on the Closing Date and (iii) with respect to Momentum, the four-year period commencing on the Closing Date.
“Seller Indemnified Parties” has the meaning set forth in Section 8.2(b).
“Sellers” has the meaning set forth in the preamble.
“Shares” has the meaning set forth in the recitals.
“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.
“Supplemental Gross Profits Benchmark” means $15,800,000.
“Target Net Working Capital” means $4,700,000.
“Tax” or “Taxes” means any and all federal, state, local or foreign taxes, levies, imposts or similar fees or governmental charges, including (a) any and all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts, estimated, sales, use, value added, goods and services, ad valorem, transfer, franchise, margin, license, withholding, escheat, payroll, employment, excise, severance, stamp, unemployment, occupation, premium, property, or windfall profit taxes, environment, alternative, or add-on minimum taxes or other taxes, fees, assessments, or charges in the nature of taxes, together with any interest, penalty or additions to tax or additional amounts, whether disputed or not, in each case imposed by a Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis, or (b) any liability in respect of Taxes described in the immediately preceding clause (a) that is payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise. The definition of “Tax” includes any interest, penalties, additions to tax or additional amounts that relate to taxes for any Pre-Closing Date Tax Period, regardless of whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

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“Tax Contest” means any audit, claim, examination or other proceeding related to Taxes.
“Tax Return” means any return, report, information return or other document (including any related or supporting information), including any schedule or attachment thereto, including any amended Tax Return or declaration of estimated Tax, filed or required to be filed with any Governmental Authority or other taxing authority.
“Territory” shall mean the United States and Canada.
“Third Party Claim” has the meaning set forth in Section 8.3.
“Transaction” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Transaction Expenses” means the aggregate amount of all unpaid expenses incurred on or before the Closing and payable by or on behalf of the Company (including, for the avoidance of doubt, any such expenses incurred on behalf of employees of the Company for which the Company bears responsibility for payment) in connection with the negotiation, preparation, execution and consummation of this Agreement, the Transaction, the Ancillary Agreements or the transactions contemplated thereby, including, but not limited to: (i) fees and disbursements of attorneys, accountants, financial advisors and other advisors and service providers (including, without limitation, any broker, finder or similar fee due or payable to any Person) and (ii) any sale bonus, stay bonus, retention bonus, change in control bonus or similar bonus, including any employment, payroll, unemployment and similar Taxes payable with respect thereto, in each case which becomes payable in connection with the consummation of the Transaction and in each case which have not been paid as of the Closing; provided, that any such expenses of the Company that have been paid at or prior to the Closing shall not constitute Transaction Expenses; and provided further, that the EAU Payment shall not constitute a Transaction Expense.
“Transfer Taxes” means any real property transfer, transfer gains, documentary, sales, use, stamp, value added, goods and services, registration or similar Taxes, fees or charges (including any penalties and interest) which become payable as a result of or in connection with the Transaction.
“Treasury Regulations” means the regulations promulgated under the Code by the Department of Treasury (whether in proposed, temporary or final form), as amended.
“Unaudited Balance Sheet” has the meaning set forth in Section 4.6(b).
“Unaudited Financials” has the meaning set forth in Section 4.6(b).
“Unresolved Items” has the meaning set forth in Section 2.3(c).
“Waiver and Release Agreements” means the Waiver and Release of Claims, dated as of the date hereof, made by each of the Sellers on behalf of itself and its Affiliates.
Section 1.2.    Interpretation.

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(a)    References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.
(b)    A “month” or a “quarter” means a calendar month or quarter (as the case may be).
(c)    References to “$” or “dollars” refer to lawful currency of the United States.
(d)    Writing includes typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.
(e)    The terms “include” and “including” and words of similar import are to be construed as non-exclusive (so that, by way of example, “including” means “including without limitation”).
(f)    Unless the context of this Agreement otherwise requires (i) words using a singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby” and any derivative thereof or similar words refer to this entire Agreement, (iii) the masculine gender includes the feminine and neuter genders, (iv) any reference to a Law, an agreement or a document will be deemed also to refer to any amendment, supplement or replacement thereof, and (v) whenever this Agreement refers to a number of days, such number refers to calendar days unless such reference specifies Business Days.
(g)    Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.
(h)    The term “foreign” means non-United States.
ARTICLE II

PURCHASE AND SALE
Section 2.1.    Agreement to Sell and Purchase. Buyer hereby purchases from the Sellers, and the Sellers hereby sell, transfer and deliver to Buyer, free and clear of all Encumbrances, all of the Shares held by each such Seller as set forth in Section 4.5 of the Disclosure Schedule in exchange for the consideration set forth in Section 2.2, subject to adjustments, if any, made in accordance with Sections 2.3 and 2.4.
Section 2.2.    Closing Date Payment. At the Closing, Buyer shall deliver or cause to be delivered to the Sellers an aggregate amount in cash equal to the Aggregate Amount minus the Escrow Amount (to be paid to the Escrow Agent to be held and distributed in accordance with the terms and conditions of the Escrow Agreement) minus the Payoff Amount (to be paid to certain creditors and lenders pursuant to Section 2.7) minus the amount of any Transaction Expenses not paid by the Sellers or the Company prior to the Closing (which shall be paid, in each case, by Buyer on behalf of the Sellers or the Company, as applicable, in accordance with

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the direction letter delivered by the Sellers to Buyer pursuant to Section 2.7) minus the EAU Payment (to be paid to the Company for further distribution pursuant to Section 2.5(c)) minus the EAU Employment Taxes minus the Representative Expense Amount (to be paid to the Representative pursuant to Section 9.6(d)) (such amount, the “Closing Date Cash Amount”). The Closing Date Cash Amount shall be allocated among the Sellers in accordance with Section 2.2 of the Disclosure Schedule.
Section 2.3.    Purchase Price Adjustment.
(a)    Within 100 days after the Closing Date, Buyer shall cause to be prepared and deliver to the Representative a written statement (the “Final Closing Statement”) setting forth Buyer’s final calculations of (i) the Net Working Capital as of the close of business on the Closing Date, immediately prior to giving effect to the Closing, calculated in accordance with GAAP, consistently applied (the “Final Net Working Capital”) and (ii) the Transaction Expenses not paid by the Sellers or the Company prior to the Closing or paid by Buyer on behalf of the Sellers or the Company (and which therefore reduced the Closing Date Cash Amount) in connection with the Closing pursuant to Section 2.7 (the “Final Transaction Expenses”).
(b)    During the 45-day period immediately following the Representative’s receipt of the Final Closing Statement, the Representative shall have reasonable access to the Company’s books and records and the working papers related to the preparation of the Final Closing Statement during normal business hours and upon reasonable notice. The Final Closing Statement (including the determinations included therein) will become final, binding and conclusive upon Buyer and the Sellers (a) on the 45th day following the Representative’s receipt thereof, unless Buyer receives from the Representative prior to such 45th day written notice of the Representative’s disagreement (a “Dispute Notice”) with any account or determination set forth in the Final Closing Statement or (b) on such earlier date as the Representative notifies Buyer that it does not dispute the Final Closing Statement. Any Dispute Notice will specify in reasonable detail the nature and dollar amount of any disagreement so asserted (collectively, the “Disputed Items”). The Dispute Notice shall be limited to disputes or objections based on mathematical or factual errors or based on the final calculations contained in the Final Closing Statement not being calculated in accordance with this Agreement, including, for the avoidance of doubt, not being calculated in accordance with the definitions hereof. If the Representative timely delivers a Dispute Notice, then the determination of the Final Net Working Capital and the Final Transaction Expenses (in accordance with the resolution described in clause (x) or (y) below, as applicable) will become final, binding and conclusive upon Buyer and the Sellers on the first to occur of (x) the date on which Buyer and the Representative resolve in writing all differences they have with respect to the Disputed Items or (y) the date on which all of the Disputed Items that are not resolved by Buyer and the Representative in writing are finally resolved in writing by the Accounting Firm in accordance with Section 2.3(c). The Sellers and the Representative shall be deemed to have agreed with all amounts and items contained in the Final Closing Statement to the extent such amounts and items are not raised in the Dispute Notice.

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(c)    During the thirty (30) days following delivery of a Dispute Notice, Buyer and the Representative will seek in good faith to resolve in writing any differences that they have with respect to all of the Disputed Items. Any Disputed Item resolved in writing by Buyer and the Representative will be deemed final, binding and conclusive on Buyer and the Sellers. If Buyer and the Representative do not reach agreement on all of the Disputed Items during such 30-day period, then at the end of such 30-day period, Buyer and the Representative shall submit all unresolved Disputed Items (collectively, the “Unresolved Items”) to the Accounting Firm within fifteen (15) days to review and resolve such matters. Each of Buyer and the Representative shall thereafter (i) have the opportunity to present their respective positions as to the Unresolved Items to the Accounting Firm (which opportunity shall not extend for more than fifteen (15) days after the submission of such dispute by Buyer and the Representative to the Accounting Firm) and (ii) instruct the Accounting Firm (x) not to assign a value to any item in dispute greater than the greatest value or lower than the lowest value assigned by Buyer or the Representative in its respective presentation given to (and any related materials submitted in connection therewith to) the Accounting Firm in accordance with the foregoing clause (i), and (y) to make a final determination (the “Final Determination”) not later than forty five (45) days following submission of the Unresolved Items to the Accounting Firm. The Final Determination will be final, binding and conclusive on Buyer and the Sellers, effective as of the date the Accounting Firm’s written determination is received by Buyer and the Representative. Each party will bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure. The Accounting Firm shall calculate the allocation of its fees and expenses between Buyer, on the one hand, and the Representative, on the other hand, based upon a fraction (expressed as a percentage), (x) the numerator of which is the aggregate dollar value of the amount actually contested that is not awarded to Buyer or the Representative (as the case may be) and (y) the denominator of which is the aggregate dollar value of the amount actually contested between the parties. For purposes of the preceding sentence, the “amount actually contested” by each of Buyer and the Representative shall be determined by reference to their respective written presentations submitted to the Accounting Firm pursuant to this Section 2.3(c). For example and solely for the purposes of illustration, if the Representative claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and if the Accounting Firm ultimately resolves the Unresolved Items by awarding to the Sellers $300 of the $1,000 contested, then the fees, costs and expenses of the dispute resolution process contemplated by this Section 2.3(c) will be allocated 30% (i.e., 300 ÷ 1,000) to Buyer and 70% (i.e., 700 ÷ 1,000) to the Representative.
(d)    Upon the determination, in accordance with Sections 2.3(a), (b) and (c) above of the Final Closing Statement and any Final Determination made, the following adjustment (the “Final Adjustment”) shall be made:
(i)    If Final Net Working Capital exceeds Target Net Working Capital, then Buyer shall pay, or cause to be paid, to the Representative on behalf of the Sellers (for distribution to the Sellers in accordance with the proportions set forth in Section 2.3(d) of the Disclosure Schedule) such excess in cash within five (5)

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Business Days from the date on which the Final Adjustment is finally determined by bank wire transfer of immediately available funds to the account designated in writing by the Representative.
(ii)    If Target Net Working Capital exceeds Final Net Working Capital, then the parties shall cause the Escrow Agent to release such excess from the Escrow Amount to Buyer within five (5) Business Days from the date on which the Final Adjustment is finally determined.
(iii)    The parties shall cause the Escrow Agent to release an amount, if any, in cash equal to the Final Transaction Expenses from the Escrow Amount to Buyer within five (5) Business Days from the date on which the Final Adjustment is finally determined.
In the case of clauses (ii) and (iii), (x) if the Escrow Amount is insufficient, the Sellers shall pay any amounts owed to Buyer in accordance with the proportions set forth in Section 2.3(d) of the Disclosure Schedule within five (5) Business Days from the date on which the Final Adjustment is finally determined by bank wire transfer of immediately available funds to the account designated in writing by Buyer and (y) if the Sellers are obligated to make a payment to Buyer and fail to timely do so, in addition to any other rights and remedies available to Buyer, Buyer shall have the right to deduct by way of set off such amount due from any amount due to the Sellers pursuant to Section 2.4. Any payment under this paragraph (d) shall be treated as an adjustment to the purchase price by the parties for Tax purposes, unless otherwise required by Law.
Section 2.4.    Contingent Consideration.
(a)    Within 60 days after the end of the Contingent Consideration Period, Buyer shall deliver to the Representative a statement (the “Contingent Payment Statement”) setting forth the Gross Profits during the Contingent Consideration Period (the “Contingent Consideration Gross Profits”).
(i)    If the Contingent Consideration Gross Profits are less than or equal to $14,300,000 (such amount, the “Gross Profits Benchmark”), no Contingent Consideration shall be earned and no party shall have any obligation pursuant to this Section 2.4 to make any payment.
(ii)    (x) If the Contingent Consideration Gross Profits is greater than the Gross Profits Benchmark, Buyer shall pay, or cause to be paid, to the Representative on behalf of the Sellers two times (2x) the amount by which Contingent Consideration Gross Profits exceeds the Gross Profits Benchmark; provided, however, that in no event shall the aggregate amount paid by Buyer pursuant to this clause (x) exceed $3,000,000; and (y) if the Contingent Consideration Gross Profits is greater than the Supplemental Gross Profits Benchmark, Buyer shall pay, or cause to be paid, to the Representative on behalf of the Sellers one-half of the amount by which Contingent

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Consideration Gross Profits exceeds the Supplemental Gross Profits Benchmark; provided, however, that in no event shall the aggregate amount paid by Buyer pursuant to this clause (y) exceed $1,000,000 (such amount determined pursuant to this clause (y), together with the amount determined pursuant to clause (x), as may be adjusted in accordance with Sections 2.4(b) and (c), the “Contingent Consideration”).
The Contingent Payment Statement shall become final and binding upon the parties on the thirtieth (30th) day following delivery thereof, unless the Representative gives written notice of its disagreement with the Contingent Payment Statement (the “Notice of Contingent Payment Disagreement”) to Buyer prior to such date, which notice shall specify in reasonable detail the nature of any disagreement so asserted. Any amount owed in accordance with Sections 2.4(a) and (b) shall be paid within five (5) Business Days from the date on which the final Contingent Consideration Gross Profits is determined hereunder and shall be further distributed by the Representative in accordance with the proportions set forth in Section 2.4 of the Disclosure Schedule.
(b)    If a Notice of Contingent Payment Disagreement is delivered, the Representative and Buyer shall seek in good faith during the thirty (30) day period following delivery to resolve in writing any differences that they may have, and Buyer may withhold any Contingent Consideration until the dispute is resolved pursuant to this Section 2.4(b). The Notice of Contingent Payment Disagreement shall be limited to disputes or objections based on mathematical or factual errors or based on the Contingent Consideration Gross Profits not being calculated in accordance with this Agreement. The Sellers and the Representative shall be deemed to have agreed with all amounts and items contained in the Contingent Payment Statement to the extent such amounts and items are not raised in the Notice of Contingent Payment Disagreement. If, at the end of such thirty (30) day period, the Representative and Buyer have not so resolved such differences, Buyer and the Representative shall submit such dispute to the Accounting Firm within fifteen (15) days of the end of such thirty (30) day period. Each of Buyer and the Representative shall thereafter (i) have the opportunity to present their respective positions as to such dispute to the Accounting Firm (which opportunity shall not extend for more than fifteen (15) days after the submission of such dispute by Buyer and the Representative to the Accounting Firm) and (ii) instruct the Accounting Firm to redetermine the calculation of the Contingent Consideration Gross Profits (which calculation shall be within the range of dispute between Buyer and the Representative based on the determination of Contingent Consideration Gross Profits set forth in their respective presentations given to (and any related materials submitted in connection therewith to) the Accounting Firm in accordance with the foregoing clause (i)) within thirty (30) days following submission to the Accounting Firm. The Accounting Firm’s final determination will be final, binding and conclusive on the parties, effective as of the date the Accounting Firm’s written determination is received by Buyer and the Representative. Each party will bear their own legal, accounting and other fees and expenses of participating in such dispute resolution procedure. The Accounting Firm shall calculate the allocation of its fees and expenses between Buyer, on the one hand, and the Representative, on the other hand, based

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upon a fraction (expressed as a percentage), (x) the numerator of which is the aggregate dollar value of the amount of Contingent Consideration Gross Profits actually contested that is not awarded to Buyer or the Representative (as the case may be) and (y) the denominator of which is the aggregate dollar value of the amount of Contingent Consideration Gross Profits actually contested between the parties. For purposes of the preceding sentence, the “amount of Contingent Consideration Gross Profits actually contested” by each of Buyer and the Representative shall be determined by reference to their respective written presentations submitted to the Accounting Firm pursuant to this Section 2.4(b). For example and solely for the purposes of illustration, if the Representative claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and if the Accounting Firm ultimately resolves the dispute by awarding to the Sellers $300 of the $1,000 contested, then the fees, costs and expenses of the dispute resolution process contemplated by this Section 2.4(b) will be allocated 30% (i.e., 300 ÷ 1,000) to Buyer and 70% (i.e., 700 ÷ 1,000) to the Representative.
(c)    The Contingent Consideration due and payable to the Sellers shall be treated as an adjustment to the purchase price by the parties for Tax purposes, unless otherwise required by Law. Buyer shall determine in good faith the portion (if any) of the amounts paid pursuant to this Agreement that will be treated as interest as required by Law.
(d)    The parties acknowledge and agree that the Company and Buyer shall have complete discretion with respect to the contracting, subcontracting, bidding, marketing, pricing and staffing of all of the Company’s services and that the Company may eliminate or otherwise alter at any time or from time to time any or all of such services; and the Company shall have the right to operate its business as it sees fit and shall have no obligation (fiduciary or otherwise) to act in any manner in an attempt to protect or maximize the Contingent Consideration or the Contingent Consideration Gross Profits. The Sellers further acknowledge and agree that (i) the Company and Buyer shall have no obligation to consult with or discuss the business of the Company with the Sellers by reason of this Agreement and (ii) the Contingent Consideration is contingent on the performance of the business of the Company and there is no guaranteed minimum Contingent Consideration under this Agreement. Buyer makes no representation and expresses no opinion as to the value of the Contingent Consideration, if any. The parties hereto agree and acknowledge that, as long as the Company and Buyer comply with their obligations as set forth in Section 2.4(a) and (b), the Sellers shall not make or be entitled to make any claim against Buyer, the Company or their Affiliates in connection with the potential Contingent Consideration except in connection with a breach of the obligation to pay any Contingent Consideration determined to be owed pursuant to this Section 2.4.
Section 2.5.    Treatment of EAUs.
(a)    Prior to the Closing, the Company shall have entered into a cancellation agreement with each grantee of an EAU in the form attached hereto as Exhibit A (the

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“EAU Cancellation Agreements”) and shall have provided to Buyer executed counterparts to the EAU Cancellation Agreements (or copies thereof).
(b)    As of the Closing, (i) the Company shall have duly terminated the Company’s 2007 Equity Appreciation Plan and shall have given to Buyer evidence reasonably satisfactory to Buyer of same and (ii) in accordance with the EAU Cancellation Agreements, each EAU shall be cancelled and shall instead represent only the right to receive the amount set forth in Section 2.5(c) of the Disclosure Schedule applicable to such EAU, with such amount to be paid in accordance with the terms of the EAU Cancellation Agreements and this Agreement.
(c)    At the Closing, Buyer shall pay, or cause to be paid, the EAU Payment to the Company, and the Company shall in turn pay the EAU Payment to the applicable EAU holders in the amounts set forth on Section 2.5(c) of the Disclosure Schedule, less applicable withholding Taxes, through the Company’s payroll system as promptly as practicable following the Closing Date.
(d)    As of the date hereof, the Company and its board of directors or other governing body shall have taken all necessary actions, including adopting any necessary resolutions and providing all required notice and obtaining any other required consents, to ensure that the EAUs are treated as provided for in this Section 2.5.
Section 2.6.    Withholding. Buyer and the Company shall be permitted to withhold from the consideration otherwise payable to the Sellers pursuant to this Agreement (including with respect to the Escrow Amount) such amounts as Buyer or the Company reasonably determines are required to be withheld with respect to the making of such payment under the Code or any other applicable Law. Such withheld and remitted amounts will be treated for all purposes of this Agreement as having been paid to the applicable Seller in respect of which such withholding was made.
Section 2.7.    Indebtedness; Transaction Expenses. At the Closing, Buyer shall pay and discharge on behalf of the Company (i) the Indebtedness to the lenders and creditors owed in the amount set forth on Section 4.24 of the Disclosure Schedule (the aggregate amount of all such Indebtedness, the “Payoff Amount”) and (ii) all Transaction Expenses not paid by the Sellers or the Company prior to the Closing, in each case in accordance with the information set forth on Section 2.7 of the Disclosure Schedule (which includes each Person to whom Transaction Expenses are payable, the amount necessary to fully discharge the Transaction Expenses due to such Person and payment instructions). The Sellers previously delivered, or caused to be delivered, to Buyer payoff letters, release and lien discharges (or agreements therefor) from each lender or creditor who is being paid a portion of the Payoff Amount in connection with the Transaction and such letters included the total amount required to be paid to fully satisfy the outstanding Indebtedness as of the Closing Date owed to such lender or creditor. The parties agree that the EAU Payment and Transaction Expenses are allocable to the Pre-Closing Date Tax Period.

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ARTICLE III
CLOSING
Section 3.1.    Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely concurrently with the execution and delivery hereof. The date of the Closing is herein called the “Closing Date.” For financial accounting and Tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 11:59 P.M. on the Closing Date.
Section 3.2.    Deliveries and Proceedings at Closing. Subject to the terms and conditions of this Agreement, at the Closing:
(a)    the Company and the Sellers shall deliver or cause to be delivered to Buyer:
(i)    certificates representing (or similar evidence of ownership of) the Shares of the Company owned by each of the Sellers, if any, duly endorsed in blank or accompanied by security transfer powers duly executed in blank, or a written certification from each of the Sellers stating that no such certificates exist and accompanied by security transfer powers duly executed in blank;
(ii)    correct and complete copies of consents, authorizations, approvals or releases listed on Section 3.2(a)(ii) of the Disclosure Schedule in connection with the execution and delivery of this Agreement and the consummation of the Closing hereunder, in each case in substance and form reasonably satisfactory to Buyer;
(iii)    duly and properly executed certifications of non-foreign status, in form and substance consistent with Treasury Regulations Section 1.1445-2(b); provided that if the Sellers do not comply with this Section 3.2(a)(iii), Buyer shall be entitled to deduct and withhold amounts from any payments made pursuant to this Agreement in accordance with Section 1445 of the Code;
(iv)    duly executed counterparts to each Ancillary Agreement to which such Person is party;
(v)    executed resignation letters from each of the members of the Company’s Board of Managers in form and substance reasonably satisfactory to Buyer;
(vi)    an executed EAU Cancellation Agreement for each grantee of an EAU;
(vii)    evidence satisfactory to Buyer (including resolutions of the Company’s Board of Managers) of the termination of any Benefit Plan listed on Section 3.2(a)(vii) of the Disclosure Schedule;

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(viii)    evidence of payment of the Company Expenses; and
(ix)    a certificate, dated as of the Closing Date and signed by an authorized representative of the Company, containing the following:
(1)    the certificate of organization of the Company, certified by the Secretary of State of the Commonwealth of Massachusetts; and
(2)    (A) copies of the resolutions of the Company’s Board of Managers and approving this Agreement and all of the transactions and agreements contemplated hereby; (B) the Company LLC Agreement; and (C) the names of the officer or officers of the Company authorized to execute this Agreement and any and all other documents, agreements and instruments contemplated herein or therein, all certified by any authorized representative of the Company to be true, correct, complete and in full force and effect as of the Closing Date.
(b)    Buyer shall deliver or cause to be delivered the following:
(i)    an amount in cash equal to the Closing Date Cash Amount by wire transfer of immediately available funds to the Sellers;
(ii)    an amount in cash equal to the Escrow Amount to the Escrow Agent to be held and distributed in accordance with the terms and conditions of the Escrow Agreement, which shall provide, among other things, that (i) the Escrow Amount shall be available for distribution to Buyer as a source of funds to secure the obligations of the Sellers hereunder and (ii) any portion of the Escrow Amount not previously distributed to Buyer in accordance with the terms of the Escrow Agreement and not subject to a claim on the date that is eighteen (18) months after the Closing shall be promptly distributed to the Sellers thereafter;
(iii)    duly executed counterparts to each Ancillary Agreement to which Buyer is party;
(iv)    an amount in cash equal to the Payoff Amount by wire transfer of immediately available funds to the lenders in accordance with Section 2.7; and
(v)    an amount in cash equal to the EAU Payment by wire transfer of immediately available funds to the Company in accordance with Section 2.5(c).
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company and the Sellers jointly and severally hereby represent and warrant to Buyer, as of the date hereof, as follows:
Section 4.1.    Organization and Qualification; No Subsidiaries. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of

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the Commonwealth of Massachusetts, and has all requisite limited liability company power and authority to carry on its business as it now is being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions listed in Section 4.1 of the Disclosure Schedule, which are the only jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Business Material Adverse Effect. The Company (i) has no Subsidiaries, (ii) does not own an interest in any foreign entity and (c) does not own an interest in any entity, joint venture, arrangement or contract that is treated as a partnership for any purpose (including state law purposes or Tax purposes). The Company has made available to Buyer true and complete copies of the Company Organizational Documents, as amended to date, in each case, as in effect as of the date hereof.
Section 4.2.    Authorization. The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the Company, and no other limited liability company proceedings are necessary to authorize this Agreement or for the Company to consummate the transactions contemplated hereby. This Agreement and each Ancillary Agreement to which the Company is a party has been duly executed and delivered by the Company. Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each Ancillary Agreement will when executed and delivered constitute, a valid, legal and binding agreement of the Company, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 4.3.    No Conflict. Except as set forth in Section 4.3 of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and any Ancillary Agreement to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the lapse of time, or both, (x) violate any provision of Law to which the Company is subject, (y) conflict with or violate the Company Organizational Documents, or (z) violate or result in a breach of or constitute a default (or an event which would, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any asset or property of the Company, or give to others any interests or rights therein under, any Contract to which the Company is a party or by which the Company is bound or to which any of its assets or properties is subject except, in the case of clauses (x) and (z),

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for any such violations, breaches, defaults, terminations, amendments, accelerations, Encumbrances or for any such consents the failure of which to be obtained that, individually or in the aggregate, would not reasonably be expected to be material to the Company or the Business or give rise to a material liability of the Company.
Section 4.4.    Consents. No consent, approval or authorization of, or exemption by, or filing with, any Governmental Authority or third party is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or any Ancillary Agreement to which the Company is a party or the taking by the Company of any other action contemplated hereby or thereby or the continuation after the Closing of the business of the Company as conducted prior to the Closing, except for such consents, approvals and authorizations the failure of which to be obtained that, individually or in the aggregate, would not reasonably be expected to be material to the Company or the Business or give rise to a material liability of the Company. The validity and effectiveness immediately following the Closing of any Permit of the Company, do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority at or prior to the Closing.
Section 4.5.    Capitalization. The total number of membership interests of the Company authorized by the Company Organizational Documents consists of: (a) 10,000,000 Common Shares and (b) 20,000,000 Preferred Shares. Section 4.5 of the Disclosure Schedule lists each owner of Shares and the number of Shares owned. Such Shares have been duly and validly issued, fully paid, and non-assessable, and were not issued in violation of any preemptive or other similar rights, any agreement or other understanding binding upon the Company, and were issued in compliance with all Laws and the Company’s Organizational Documents. Section 4.5 of the Disclosure Schedule sets forth a list of all holders of outstanding EAUs, the date of grant of each EAU, the total number of Shares underlying each such EAU and the base price of each such EAU. Other than the EAUs and except as set forth in Section 4.5 of the Disclosure Schedule, there are no other outstanding equity interests of the Company, including no outstanding (i) securities convertible into, exchangeable for or carrying the right to acquire, equity securities of the Company, (ii) subscriptions, warrants, options, rights (including preemptive rights), or other arrangements or commitments (contingent or otherwise) obligating the Company to issue, transfer or sell, any of its equity securities or any interest therein or (iii) stock appreciation, phantom stock, profit participation or similar rights of the Company. The Company does not have any obligation to repurchase, redeem or otherwise acquire any equity security or any interest therein or to pay any dividend or make any other distribution in respect thereof. The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the Shares sold hereby. The Company does not own, directly or indirectly, any stock of or any other equity interest or other investment in any other Person, nor does it have a right or obligation to purchase any capital stock of or any other equity interest in any other Person.
Section 4.6.    Financial Statements; Undisclosed Liabilities.

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(a)    Section 4.6(a) of the Disclosure Schedule sets forth true and correct copies of the following financial statements (i) the audited balance sheets of the Company as of each of December 31, 2014 and 2013 and (ii) the related audited statements of income, changes in members’ equity and cash flows of the Company for fiscal years then ended, including the notes thereto (collectively, the “Audited Financial Statements”).
(b)    Section 4.6(b) of the Disclosure Schedule sets forth true and correct copies of (i) the balance sheet of the Company as of August 31, 2015 (the “Unaudited Balance Sheet”), and (ii) the related statements of income, changes in members’ equity and cash flows of the Company for the seven month period then ended (together with the Unaudited Balance Sheet, the “Unaudited Financials” and, together with the Audited Financial Statements, the “Financial Information”).
(c)    The Financial Information is based upon the books and records of the Company on a basis consistently applied with past practices and present fairly, in all material respects, the financial condition, the results of operations and cash flows of the Company as of the times and for the periods indicated therein, subject, in the case of the Unaudited Financials, to customary year-end adjustments and the absence of footnotes (none of which are material in amount or nature). The Financial Information has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.
(d)    The statutory books, records and accounts of the Company have been maintained in accordance with all applicable Laws. The statutory books, records and accounts of the Company are in the possession (or under the control) of the Company.
(e)    There exist no liabilities or obligations of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except (i) as disclosed, reflected or reserved against in the Unaudited Balance Sheet, (ii) for items specifically disclosed on Section 4.6(e) of the Disclosure Schedule or (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since August 31, 2015 (the “Balance Sheet Date”) that are consistent in amount and type to those contained in the Unaudited Balance Sheet.
(f)    The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) all assets, liabilities and transactions are accurately and timely recorded to permit preparation of financial statements that fairly present the financial condition and results of operations of the Company and its business in accordance with GAAP applied on a consistent basis, (ii) transactions are executed and access to records is permitted only in accordance with management’s authorization and (iii) all inter-company transactions, charges and expenses among or between the Company and its Affiliates are accurately reflected at fair arms-length value in the Financial Information.
Section 4.7.    Absence of Certain Changes or Events. Since December 31, 2014, (w) the Company has conducted the Business in the ordinary course consistent with past practice in all material respects, (x) the Company has used its reasonable best efforts to preserve for the

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Business the goodwill of the customers and others having business relations with it and to keep available in all material respects the services of its present officers, employees and independent contractors, (y) there has been no Business Material Adverse Effect, nor has any occurrence, event, development or circumstance or series of related occurrences, events, developments or circumstances, occurred that would, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, and (z) except as set forth in Section 4.7 of the Disclosure Schedule, none of the following has occurred:
(a)    any change in any method of accounting or accounting practice by the Company, except for any change required by reason of a change in GAAP or applicable Law;
(b)    any material change in the assets, liabilities, sales, income or Business of the Company or in the Company’s relationships with customers, consultants, independent contractors or lessors, other than changes which arose in the ordinary course of business consistent with past practice;
(c)    any split, combination, recapitalization or reclassification of the Shares or the declaration, payment or setting aside of any distribution or other dividend (whether in cash, equity or property, or any combination thereof) in respect of the Shares;
(d)    any material change in the policies or practices of the Company with regard to pricing, the extension of discounts or credits to customers or collection of receivables from customers;
(e)    the establishment, termination or modification of any Benefit Plan (or any arrangement that would be a Benefit Plan if it was in effect on the date hereof);
(f)    the hiring of any employee whose expected annual compensation exceeds $100,000 per annum;
(g)    entrance into, or any amendment, modification, assignment or termination of, any collective bargaining agreement or other Contract with a labor union or organization;
(h)    any increase in the base salary, hourly wage rate, severance, commissions or incentive compensation for any employee, manager, officer, director or independent contractor, other than increases of annual base compensation in the ordinary course of business consistent with past practice;
(i)    change in or making of any Tax election, change in any Tax accounting period, change in any Tax accounting method, or amendment of any Tax Return;
(j)    any action that would result in a termination of the Company’s status as a partnership for Tax purposes or other change to the Tax classification of the Company; and

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(k)    any agreement or commitment to do any of the foregoing.
Section 4.8.    Title. The Company has good and marketable title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of its material assets and properties (including those reflected on the Unaudited Balance Sheet or acquired thereafter, but excluding any such assets and properties sold, consumed, or otherwise disposed of in the ordinary course of business since the Balance Sheet Date) free and clear of all Encumbrances, except for Permitted Encumbrances (collectively, the “Assets”). All Assets owned or leased by the Company are in the possession of or under the control of the Company. The Assets are adequate for the purposes for which they are presently and proposed to be used in the conduct of the Business. The Assets constitute substantially all of the assets and rights (including employees’ rights) necessary to conduct the Business in substantially the same manner as the Business is presently and currently proposed to be conducted. All of the Assets owned or leased by the Company, including those that are reflected on the Unaudited Balance Sheet, which are necessary for the operation of the Business as currently and proposed to be conducted, are in good operating condition and repair (except for ordinary wear and tear and routine maintenance in the ordinary course of business), and usable in a manner consistent with their respective current use, and comply with applicable Laws. To the Company’s Knowledge, there are no facts or conditions affecting any Assets that would reasonably be expected, individually or in the aggregate, to materially interfere with the use, occupancy or operation of such Assets.
Section 4.9.    Owned Real Property. The Company does not own, and has not owned at any time prior hereto, any real property.
Section 4.10.    Leases.
(a)    Section 4.10(a) of the Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases, licenses or other agreements (the “Leases”) for the use and occupancy of real property to which the Company is a party or is bound (the “Leased Real Property”). True, correct and complete copies of all Leases and all amendments, modifications and supplemental agreements thereto have previously been delivered to Buyer. Except as set forth in Section 4.10(a) of the Disclosure Schedule, the Company is not obligated to pay any leasing or brokerage commission relating to any Lease that has not already been paid and will not have any obligation to pay any leasing or brokerage commission upon the renewal of any Lease. The Company has accepted possession of the Leased Real Property demised pursuant to the Leases and except as set forth on Section 4.10(a) of the Disclosure Schedule is in actual possession thereof and has not subleased, assigned, encumbered or hypothecated its leasehold interest or granted any right of occupancy, possession or enjoyment of any of the Leased Real Property to any other Person.
(b)    To the Company’s Knowledge (i) the current use of the Leased Real Property in the conduct of the Business does not violate any instrument of record or agreement affecting the Leased Real Property, and there is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having

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jurisdiction over the Leased Real Property, or the use or occupancy thereof, except for such violations as would not materially interfere with the continued use and operation of the Leased Real Property to which they relate or materially adversely affect the value thereof for its current use, (ii) the Leased Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use and similar applicable Laws, rules and regulations affecting the Leased Real Property, and the Company has not received any notice of any material violation or claimed material violation by the Company of any such Laws, rules and regulations with respect to the Leased Real Property which have not been resolved, (iii) there are no proposed special assessments, or proposed material changes in property tax or land use or other Laws affecting the Leased Real Property, (iv) all Permits required in connection with the operation of the Leased Real Property and all improvements thereon and the conduct of the Business thereon have been duly obtained, are in full force and effect and no proceedings are pending or threatened which could lead to a revocation or other impairment of any thereof and (v) the building and other improvements at the Leased Real Property are structurally sound and the systems located therein are adequate to service the normal operations of the Company at the Leased Real Property. To the Company’s Knowledge, there are no circumstances (including any notice of eminent domain or condemnation proceedings) which could adversely restrict the continued possession, use or quiet enjoyment of any Leased Real Property.
Section 4.11.    Accounts Receivable. The accounts receivable shown on the face of the Unaudited Balance Sheet represent valid receivables arising from sales actually made or services actually performed by the Company in the ordinary course of business. All of the outstanding accounts receivable deemed uncollectible have been reserved against on the Financial Information in accordance with GAAP. The accounts receivable created since the Balance Sheet Date arose out of arm’s length transactions actually made in the ordinary course of business. Since the Balance Sheet Date, the Company has not canceled, or agreed to cancel, in whole or in part, any accounts receivable except in the ordinary course of business. To the Company’s Knowledge, there is no contest, claim or right of set off under any Contract to which the Company is party, or by which the Company may be bound or affected, with any obligor of any of the accounts receivable created since the Balance Sheet Date relating to the amount or validity of, such accounts receivable and such accounts receivable are collectible in the ordinary course of business without the necessity of commencing any Legal Proceeding.
Section 4.12.    Intellectual Property.
(a)    The Company does not own any issued patents, registered trademarks, registered copyrights, registered domain names or applications for the registration or issuance of any of the foregoing.
(b)    To the Company’s Knowledge, no person possesses any rights that would restrict or conflict in any material respect with the use by the Company of the EDGEROCK TECHNOLOGIES word mark and design mark, including any associated trademarks,

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logos, trade dress, domain names or social media accounts, in connection with the conduct of the Business as presently conducted and as proposed to be conducted.
(c)    There are no material written licenses, sublicenses, consents or other agreements:
(i)    by which the Company is authorized to use Intellectual Property (other than commercially available software for which Company pays less than $10,000 in licensing or other fees per software title per annum);
(ii)    by which the Company is restricted from the use or exploitation of any Company Owned Intellectual Property (including, co-existence agreements and settlement agreements);
(iii)    by which a material Intellectual Property right that is or has been developed for the Company, assigned to the Company, or assigned by the Company to a third party; or
(iv)    by which the Company authorizes a third party to use any Company Owned Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business to customers of the Company in connection with the use of goods or services of the Company (true, correct and complete representative forms of which have been provided to Buyer)).
(d)    The Company has taken all commercially reasonable measures and steps (which measures and steps are consistent with standard good practices in the industry in which the Company operates) to protect all Company Owned Intellectual Property, including Company Data.
(e)    The Company is the sole owner of the Company Owned Intellectual Property, free and clear of all Encumbrances, except Permitted Encumbrances or any requirement of any past (if outstanding), present or future payment. The Company owns all right, title and interest in and to, or has a valid and enforceable license, sublicense, or right to use, all of the Intellectual Property used in and necessary for conduct of the Business as presently or proposed to be conducted.
(f)    The Company does not own any material software.
(g)    The Company does not have any pending, unresolved notice, claim, demand or other assertion or any other notice, claim, demand or other assertion in the past three (3) years from or made to any other Person, including for the avoidance of doubt, any cease and desist letter or offer of license, (i) alleging any infringement, dilution or misappropriation (including, challenging the use) by the Company of any other Person’s Intellectual Property, (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property owned by the Company or (iii) relating to the security of Company Data.

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(h)    (i) The operation of the Business as currently conducted and as conducted in the past six (6) years does not infringe upon, violate or constitute misappropriation of the Intellectual Property of any other Person, and (ii) to the Company’s Knowledge, in the past six (6) years, the Intellectual Property owned or licensed by the Company or used in the operation of the Business has not been infringed, diluted or misappropriated by any other Person.
(i)    Each Person engaged by the Company in the development of any Intellectual Property used in the Business (including, for the avoidance of doubt, any software developed for use in the Business) has executed and delivered to the Company valid and enforceable assignments of Intellectual Property rights sufficient to vest irrevocably in the Company all right, title and interest in, including all Intellectual Property rights arising under, any such development.
(j)    The information technology systems and software owned by the Company or used in the Business perform reliably and in material conformance with the appropriate specifications or documentation for such Company systems; all such systems and software are sufficient in all material respects for purposes for which they are used in the Business; the Company has not experienced any material defects that have not been corrected in connection with such systems and software; and to the Company’s Knowledge, all such systems and software are free from any defect, bug, virus, trap door device or malware, or any programming, design or documentation error. Such information technology systems and software (including, any related infrastructure, the “IT Infrastructure”) are protected by appropriate security and disaster recovery arrangements (which arrangements are consistent with standard good practices in the industry in which the Company operates), including taking and storing back-up copies (both on and off site) of any Company Data within the IT Infrastructure and for preventing the introduction of viruses to and unauthorized access of the IT Infrastructure. There has been no breach of the security arrangements in place with respect to the IT Infrastructure.
(k)    The Company has in place appropriate written internal information security and data privacy policies (which policies are consistent with standard good practices in the industry in which the Company operates), which are published to employees and enforced, and which include guidelines for the use, processing, confidentiality and security of Company data (including data of customers, employees, consultants, personally identifiable information and confidential data) and trade secrets (collectively, “Company Data”) and that are also consistent in all material respects with applicable Law, contractual commitments of the Company and any published information security and privacy policies of the Company (collectively, “Privacy Commitments”). The Company’s practices with regard to the collection, dissemination, safeguarding and use of Company Data are and have been in accordance in all material respects with the Privacy Commitments. There has been no loss of, or unauthorized access, use, disclosure or modification of any Company Data. Without limiting the generality of the foregoing, no Company Data has been authorized to be (or has actually been) accessed, used, disclosed or modified by any other Person, other than pursuant to a valid and enforceable confidentiality agreement with

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customary terms (which terms are consistent with standard good practices in the industry in which the Company operates).
Section 4.13.    Contracts. Section 4.13 of the Disclosure Schedule sets forth a complete and accurate list of all of the following Contracts to which the Company is a party or by which it is bound (collectively, the “Material Contracts”):
(a)    Contracts relating to the acquisition or disposition, outside the ordinary course of business consistent with past practice, of any business or division of a business or the assets or securities of any other Person or for the grant to any Person of any preferential rights to purchase any of such assets or securities (including any earn-out or agreement for the deferred payment of purchase price) other than in the ordinary course of business;
(b)    Contracts for joint ventures, partnerships or sharing of profits or proprietary information;
(c)    Contracts containing covenants limiting the right of the Company to compete in any line of business or with any Person in any geographical area or from soliciting or hiring any Person with respect to employment, or covenants limiting the right of any other Person to compete with the Company in any line of business or in any geographical area or from soliciting or hiring any Person with respect to employment except, with respect to covenants not to solicit or hire, for any such Contracts in the ordinary course with customers and suppliers, or providing for “meet competition,” “most favored nation” pricing terms or similar rights, or establishing an exclusive sale or purchase obligation with respect to any Person, product or any geographic location;
(d)    Contracts evidencing Indebtedness (whether incurred, assumed or guaranteed by the Company or secured by any Asset);
(e)    Contracts under which the Company is required to provide continuing indemnification or a guarantee of obligations of any Person in excess of $25,000, except for any such Contracts in the ordinary course with customers;
(f)    Contracts under which the Company has advanced or loaned any amount to any of its managers, officers and employees which remain unsatisfied or unforgiven;
(g)    Contracts required to be listed in Section 4.10(a) and Section 4.12(c) of the Disclosure Schedule;
(h)    Contracts for the lease of personal property that involve payments by the Company in excess of $10,000 per year;
(i)    Contracts relating to any Intellectual Property used in the Business (other than off-the shelf software licensed under shrink wrap agreements) or pursuant to which the Company has granted a license of Intellectual Property to any third party;

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(j)    Contracts with any labor union or labor organization;
(k)    Contracts providing for indemnification of any officer or manager of the Company, other than any existing directors’ and officers’ insurance policy and as provided in Company’s Organizational Documents, as currently in effect;
(l)    Contracts granting a power of attorney or similar power by the Company for any purpose whatsoever;
(m)    Contracts with any Affiliate of the Company;
(n)    Contracts involving any resolution or settlement of any actual or threatened Legal Proceeding involving amounts in dispute in excess of $10,000, or which imposed material continuing obligations on the Company;
(o)    Contracts with any customer of the Company that (i) involve payments to the Company in excess of $500,000 in any period of twelve (12) consecutive months or (ii) except as set forth in the Company’s standard form of Master Service Agreement and Statement of Work (both of which have previously been delivered or made available to Buyer), contain warranties or indemnities covering the work product of contingent workers, independent contractors and other temporary personnel assigned to customers; and
(p)    other Contracts (other than those listed in clauses (a) through (o) of this Section 4.13 and other than the Employment Contracts) that involve payments by the Company in excess of $30,000 per year that are not terminable by the Company upon sixty (60) days’ notice or less without liability, premium or penalty.
Assuming due authorization, execution and delivery by the other parties thereto, each Material Contract and each Employment Contract is valid and is binding on the Company and, to the Company’s Knowledge, each other party thereto and is in full force and effect. Neither the Company nor, to the Company’s Knowledge, any other party thereto, is in default or breach in any material respect under the terms of, nor has the Company received any notice of any material default or breach under, any such Material Contract or Employment Contract, and no event or circumstance has occurred that, with the passage of time or the giving of notice or both, would constitute a material default thereunder or would permit material modification, acceleration or termination of any such Material Contract or Employment Contract or the loss of any material benefit thereunder. The Company has delivered or made available to Buyer true, correct and complete copies of all Material Contracts and of all Employment Contracts, together with all amendments thereto. Neither the Company nor, to the Company’s Knowledge, any other party thereto, has provided or received any notice of any intention to terminate any Material Contract.
Section 4.14.    Litigation. There is no Legal Proceeding pending or, to the Company’s Knowledge, threatened, by or against the Company or any of its assets (or, to the Company’s Knowledge, against any of the directors, officers, managers or employees of the Company as to which the Company may have an indemnification obligation or may otherwise become liable) at

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law, in equity or otherwise, in, before, or by, any Governmental Authority. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards against the Company or any of its assets.
Section 4.15.    Compliance with Laws. The Company is, and at all times since January 1, 2012 has been, in compliance in all material respects with all applicable Laws, including applicable anti-bribery Laws. Since January 1, 2012, the Company has not received any written notice of any material violation of or non-compliance with any applicable Law. The Company has all material Permits necessary to conduct its Business as presently conducted and to own its assets and has provided Buyer copies of each such Permit. Each such Permit is in full force and effect and the Company is in compliance with each such Permit in all material respects.
Section 4.16.    Environmental Matters.
(a)    The Company is and has been in compliance in all material respects with all Environmental Laws, which compliance includes obtaining, maintaining in good standing, applying for timely renewal of and complying in all material respects with all Permits required by applicable Environmental Laws.
(b)    The Company has not received any, and to the Company’s Knowledge there are no, unresolved written or otherwise unambiguous, notices, citations, summonses, orders, complaints, penalties, claims, investigations, requests for information, demands or reviews by any Governmental Authority or any other Person in connection with the Business (x) with respect to any material violation or alleged violation of or material liability under any applicable Environmental Law, (y) with respect to any alleged failure to have or comply with any material Environmental Permit or (z) with respect to the exposure to, presence, Release, treatment, storage, disposal, transportation, or the making of arrangements for the treatment, storage, disposal or transportation, of any Hazardous Substance, in each case that would reasonably be expected to give rise to any material liability of the Company under any Environmental Laws and, to the Company’s Knowledge, no such notice, citation, summons, order, complaint, penalty, claim, investigation, request for information, demand or review against or involving the Company or the Business has been threatened by any Governmental Authority or other Person.
(c)    To the Company’s Knowledge, no facts, events, circumstances or conditions exist, or existed, with respect to the Company, the Business, any Leased Real Property or any real property formerly owned, operated or leased by the Company or in connection with the Business that would reasonably be expected to result (with or without notice or lapse of time or both) in the Company incurring a material liability pursuant to Environmental Law or in connection with any Hazardous Substance.
Section 4.17.    Employee Benefit Matters.
(a)    Section 4.17(a) of the Disclosure Schedule sets forth a complete and accurate list of each Benefit Plan. None of the Benefit Plans are maintained, contributed to or required to be contributed to outside the United States.

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(b)    As applicable with respect to the Benefit Plans, the Company has delivered to Buyer true and complete copies of (i) each Benefit Plan, including all amendments thereto (and in the case of an unwritten Benefit Plan, a written description thereof), (ii) any current summary plan description and each summary of material modifications thereto, (iii) the most recent Internal Revenue Service determination letter, (iv) the three most recently filed annual reports (Form 5500 and all schedules thereto), (v) the three most recent summary annual reports, financial statements and trustee reports, and (vi) all records, notices and filings made, or received, by the Company or any ERISA Affiliate during the last three years concerning IRS or DOL audits or investigations and “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.
(c)    The Company and each ERISA Affiliate is in compliance in all material respects with the provisions of ERISA, the Code and other Laws applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. Each Benefit Plan, which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and which is intended to meet the qualification requirements of Section 401(a) of the Code has received a determination or opinion letter from the IRS to the effect that such plan is qualified and exempt from U.S. federal income Tax under Sections 401(a) and 501(a), respectively, of the Code and each such Benefit Plan is so qualified and exempt from U.S. federal income Tax.
(d)    The Company and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code. Each Benefit Plan is in compliance in all material respects with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (collectively, the “Healthcare Reform Law”), to the extent applicable. The operation of each Benefit Plan will not result in the incurrence of any penalty or liability to the Company, any Subsidiary thereof, any ERISA Affiliate or Buyer pursuant to the Healthcare Reform Law. With respect to any Benefit Plan, neither the Company nor any ERISA Affiliate has sought reimbursement under the retiree reinsurance program provided for in the Healthcare Reform Law.
(e)    All payments under the Benefit Plans, except those to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected in the Financial Information.
(f)    Neither the Company, nor any ERISA Affiliate, or, to the Company’s Knowledge, any fiduciary, trustee or administrator of any Benefit Plan, has engaged in or, in connection with the Transaction, will engage in, any transaction with respect to any Benefit Plan which would subject any such Benefit Plan, the Company, any ERISA Affiliate or Buyer or any of its Affiliates to a Tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

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(g)    Neither the Company nor any ERISA Affiliate maintains, contributes to, is required to contribute to, or has any liability with respect to, any employee benefit plan that is subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. No asset of the Company, and no asset of any ERISA Affiliate is subject to any lien under Code Section 401(a)(29), ERISA Section 302(F), Code Section 412(n) or ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).
(h)    Neither the Company nor any ERISA Affiliate has ever contributed to or been required to contribute to, or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, to any Multiemployer Plan, nor does the Company or any ERISA Affiliate have any potential withdrawal liability, contingent or otherwise, with respect to a Multiemployer Plan.
(i)    No Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law or (ii) death or retirement benefits under a plan qualified under Section 401(a) of the Code, and neither the Company nor any ERISA Affiliate has made a representation or promise regarding any such benefits.
(j)    Except as set forth in Section 4.17(j) of the Disclosure Schedule, the execution of, and performance of the Transaction will not either alone or in connection with any other event(s) (i) result in any payment becoming due to any current or former employee, manager, officer, director or independent contractor of the Company, (ii) increase any amount of compensation or benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, (iv) require any contributions or payments to fund any obligations under any Benefit Plan or (v) limit the right to merge, amend or terminate any Benefit Plan. No payment which is or may be made by, from or with respect to any Benefit Plan, to any current or former employee, manager, officer, director or independent contractor of the Company, either alone or in conjunction with any other payment, event or occurrence, will or could be properly characterized as an “excess parachute payment” under Section 280G of the Code. The Company is not a party to any agreement or arrangement that provides for a “gross up” with respect to or reimbursement of any Taxes resulting from any “excess parachute payment.”
(k)    There are no pending audits or investigations by any Governmental Authority involving any Benefit Plan and, to the Company’s Knowledge, no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan, nor, to the Company’s Knowledge, are there any facts which could reasonably give rise to any liability in the event of any such audit, investigation, claim, suit or proceeding.
(l)    Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code so that no

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amount paid pursuant to any such Benefit Plan is subject to Tax under Section 409A of the Code.
(m)    Neither the Company nor any ERISA Affiliate has any commitment to modify or amend any Benefit Plan (except as required by Law or to retain the tax qualified status of any Benefit Plan). Neither the Company nor any ERISA Affiliate thereof has any commitment to establish any new benefit plan, program or arrangement.
Section 4.18.    Taxes. Except as set forth in Section 4.18 of the Disclosure Schedule:
(a)    All Tax Returns required to be filed on or before the Closing Date by the Company have been duly and timely filed and such Tax Returns are true, correct and complete in all material respects. All Taxes due and owing by the Company (whether or not shown on a Tax Return) have been duly and timely paid.
(b)    The Company has withheld or collected all Taxes required to have been withheld or collected by applicable Law, and has remitted or paid all such Taxes to the applicable Governmental Authority; all forms and Tax Returns required to be prepared in connection therewith have been properly completed and timely provided to or filed with the appropriate Persons.
(c)    No claim has been made by any Governmental Authority in any jurisdiction where the Company does not file Tax Returns that the Company is, or may be, subject to Tax in that jurisdiction, nor has the Company received a written notification related to Tax matters from any such Governmental Authority. Section 4.18(c) of the Disclosure Schedule sets forth all of the U.S. and foreign jurisdictions where the Company files Tax Returns or is otherwise subject to Tax.
(d)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.
(e)    The Company is not currently subject to any Tax Contest by any Governmental Authority and is not otherwise a party to any action involving a Governmental Authority that is related to Taxes. The Company has not been notified that any Governmental Authority (i) intends to conduct or initiate a Tax Contest or initiate such an action; (ii) is requesting additional information related to a Tax Return or Tax matters; or (iii) is asserting a deficiency or proposing an adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company.
(f)    There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company.
(g)    The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

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(h)    The Company has not (i) agreed to nor has it been required to make any adjustments pursuant to Section 481(a) of the Code or any corresponding or similar provision of state, local or foreign Law by reason of a change in accounting method, and no Governmental Authority has proposed any such adjustment or change in accounting method; (ii) filed an application pending with any Governmental Authority requesting permission for any changes in accounting methods; or (iii) been the subject of a Tax ruling that would have continuing effect after the Closing Date.
(i)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax year or period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting; (ii) sale-leaseback transaction; (iii) installment or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) election under Section 108(i) of the Code or (vi) for any other reason.
(j)    The Company has not (i) engaged in any reportable transaction as defined in Section 6707A(c)(i) of the Code (or any corresponding or similar provision of state, local or foreign Law) or a listed transaction as defined in Treasury Regulation Section 1.6011-4(b) (or any corresponding or similar provision of state, local or foreign Law), or (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code, any provision thereof or any similar provision of state, local or foreign Law that would have continuing effect after the Closing.
(k)    The Company does not have a permanent establishment or other taxable presence in any jurisdiction where it is not currently filing Tax Returns.
(l)    No asset of the Company is (i) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (ii) an equity interest in any Person or (iii) a “United States real property interest” within the meaning of Section 897(c) of the Code.
(m)    The Company has been treated as a partnership for U.S. federal income Tax purposes since its formation and no election is pending to treat the Company as a corporation for any U.S. federal income Tax purposes. The Company is not a successor to a corporation. There are no U.S. states or local jurisdictions where the Company is treated as other than a partnership for Tax purposes.
(n)    Except as set forth on Section 4.18(n) of the Disclosure Schedule, no Taxes are required to be withheld from any payment or other consideration made pursuant to this Agreement and no direct or indirect Taxes will be imposed on the Company or Buyer as a result of the transactions contemplated by this Agreement.
Section 4.19.    Employee Relations.
(a)    The Company is not: (i) a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization; (ii) a party to or involved in any labor dispute, unfair labor practice charge or complaint,

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grievance or labor arbitration; (iii) currently negotiating any collective bargaining agreement or other Contract with a labor union or labor organization; or (iv) a party to any collective bargaining relationship with any labor union or labor organization. To the Company’s Knowledge, no union, other labor organization, or similar entity is engaged in any organizing activity with respect to any employees of the Company and no such organizing activity is threatened. The Company has not experienced any strike, lockout, slowdown, work stoppage, union election petition or demand for recognition at any time, and to the Company’s Knowledge, no such action is threatened.
(b)    The Company has been and is in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all applicable Laws respecting terms and conditions of employment and wages and hours, unemployment insurance, worker’s compensation, equal employment opportunity, immigration control, classification of personnel, and the payment and withholding of Taxes. The Company has not been and is not engaged in any unfair labor practice. There are no pending, or to the Company’s Knowledge, threatened Legal Proceedings against the Company (whether under regulation, contract, policy or otherwise) asserted by or on behalf of any present or former employee, consultant, contractor, or job applicant of the Company (including by any Governmental Authority) on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to employment terminations or layoffs, including but not limited to the Worker Adjustment and Retraining Notification (WARN) Act and any similar Law, (viii) any violation of any Law relating to employee “whistleblower” or “right-to-know” rights and protections, (ix) any violation of any Law relating to the employment obligations of federal contractors or subcontractors, (x) any violation of any regulation relating to minimum wages or maximum hours of work, (xi) discrimination, retaliation or any other violation of any Law relating to fair employment practices or equal employment opportunities, (xii) any violation of any Law relating to the proper classification of individuals as employees or contractors or proper classification of employees as exempt or nonexempt, or (xiii) any violation of any other Law relating to labor, employment or employment practices, and to the Company’s Knowledge, there are no such claims which have not been asserted.
(c)    The Company has properly classified for all purposes (including for all Tax purposes, for purposes of determining eligibility to participate in any Benefit Plan, and under all applicable Laws) all individuals who perform or performed services for or on behalf of the Company (including all personnel provided or referred by the Company to third parties, including its clients) as employees, leased employees, consultants and independent contractors (including recruiters), and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons. The Company has and has had adequate policies and procedures in place to

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ensure that all positions and all individuals who perform services for or on behalf of the Company (including all personnel provided or referred by the Company to third parties, including its clients) are accurately classified for all purposes as employees, leased employees, consultants, or independent contractors as of the commencement of employment or engagement, and the Company is not and would not be subject to any Losses arising out of or relating to the classification of positions or individuals under any applicable Law. For each individual classified as an employee, the Company has properly classified each such individual for all purposes as exempt or nonexempt under all applicable Laws. The Company has and has had adequate policies and procedures in place to ensure that all positions and all individuals classified as employees are accurately classified as exempt or nonexempt under all applicable Laws, and the Company is not and would not be subject to any Losses arising out of or relating to the classification of employees as exempt or nonexempt under any applicable Law. The Company has received no notice, and has not been a party to any Legal Proceeding, at any time asserting that any individual who performs services for or on behalf of the Company (including all personnel provided or referred by the Company to third parties, including its clients) is misclassified for any purpose (including for any Tax purpose, for purposes of determining eligibility to participate in any Benefit Plan, and under any applicable Law). The employment of each employee of the Company is terminable at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by applicable Law.
(d)    Section 4.19(d) of the Disclosure Schedule accurately sets forth the number of employees terminated by the Company since May 31, 2015, and sets forth an accurate and complete list of the following information for each employee who has been terminated or laid off, or whose hours of work have been reduced by more than 50% since such date: (i) the date of such termination, layoff or reduction in hours; and (ii) the location to which the employee was assigned. The Company has not implemented any plant closing, mass layoff, or similar event that would trigger any obligations under the WARN Act or any similar Law.
Section 4.20.    Insurance. Section 4.20 of the Disclosure Schedule contains a complete and correct list of all policies and contracts for insurance (including coverage amounts, policy numbers, issuer, type of insurance, annual premiums and expiration dates) of which the Company is the owner, insured or beneficiary or covering any of the assets of the Company (the “Insurance Policies”), true and correct copies of which have been made available or previously delivered to Buyer. All premiums due and payable have been timely paid. All Insurance Policies are in full force and effect and the Company has not received any notice of increase in premiums, cancellation or non-renewal thereunder. There is no material default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth in Section 4.20 of the Disclosure Schedule: (a) all of such coverages are provided on an “occurrence” (as opposed to “claims made”) basis; (b) there are no outstanding claims under the Insurance Policies; (c) there are no premiums or claims due under the Insurance Policies which remain unpaid and no such policy is subject to any retroactive,

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retrospective or other similar type of premium adjustment other than in the ordinary course of business (i.e., workers compensation audits); (d) no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any claim under, any Insurance Policy has been received; and (e) the Company has not been refused any insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance. The Insurance Policies are sufficient for compliance with all applicable requirements of each Contract to which the Company is a party or by which the Company is bound or to which any of its assets or properties is subject, and each subcontractor under any such Contract is in compliance with applicable insurance requirements, and there have not been any historical gaps in maintaining required insurance coverage by the Company with respect to any such Contract.
Section 4.21.    Brokers. The Company has not retained any broker, finder, investment banking firm or financial advisor to act on its behalf which is entitled to any fee or commission in connection with the Transaction.
Section 4.22.    Employment Contracts; Compensation Arrangements; Officers and Managers. Section 4.22 of the Disclosure Schedule sets forth a true, correct and complete list of (a) all Contracts to which the Company is a party or by which it is bound providing for the employment or engagement of any individual on a full-time, part-time or consulting or other basis and any such Contracts providing for severance, retention, change in control, transaction bonus or other similar payments to such individuals (the “Employment Contracts”), and (b) the names, titles, current annual base rate of compensation, including any bonus, if applicable, and hire date of all present managers, officers, employees, consultants and agents of the Company, whose rate of annual compensation, including any customary bonus, equals or exceeds $100,000, together with a statement of the full amount of all remuneration paid by the Company to each such Person during the twelve-month period ended September 30, 2015.
Section 4.23.    Customers. The Company has provided to Buyer a true, correct and complete list setting forth (i) the names and addresses of the ten (10) largest customers (each a “Material Customer”) that generated revenue for the Company during the twelve-month period ended August 31, 2015 and (ii) the dollar amount of revenues earned by the Company from each Material Customer during such period. The Company is not, or to the Company’s Knowledge, any other party thereto is not, in default or breach in any material respect under the terms of, nor has the Company received any notice of any material default or breach under, any Contract with a Material Customer, and, to the Company’s Knowledge, no event or circumstance has occurred that, with the passage of time or the giving of notice or both, would constitute a material default thereunder or would permit material modification, acceleration or termination of any Contract with a Material Customer or the loss of any material benefit thereunder. Since December 31, 2013, the Company has not received any written notice from any Material Customer that any such customer has terminated or cancelled, or will terminate or cancel, its business relationship with the Company. To the Company’s Knowledge, no such customer has filed for or is threatened with bankruptcy, insolvency or dissolution or any similar proceedings.

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Section 4.24.    Indebtedness. Section 4.24 of the Disclosure Schedule sets forth a complete and correct list (including, for each lender or creditor, the amount necessary to pay off such Indebtedness in full on the Closing Date) of the Company’s Indebtedness.
Section 4.25.    Related Party Transactions. Except as set forth in Section 4.25 of the Disclosure Schedule, since January 1, 2010, no current or former director, officer, partner, employee or Affiliate of the Company (a) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company, (b) owns any direct or indirect interest of any kind (other than the ownership of less than 1% of the stock of a publicly traded company) in, or is a director, officer, employee, partner or Affiliate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company, (ii) engaged in a Competing Business or (iii) participated in any transaction to which the Company is a party or (c) is otherwise a party to any Contract, arrangement or understanding to with the Company is a party or by which it is bound other than the Company LLC Agreement and customary employment agreements.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Sellers, as of the date hereof, as follows:
Section 5.1.    Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to carry on its business as it is now being conducted.
Section 5.2.    Authorization. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer, and no other corporate proceedings are necessary to authorize this Agreement or for Buyer to consummate the transactions contemplated hereby. This Agreement has been, and each Ancillary Agreement to which Buyer is a party will be, duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitutes or will constitute a valid, legal and binding agreement of Buyer, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.3.    No Conflict. The execution, delivery, and performance by Buyer of this Agreement and any Ancillary Agreement to which Buyer is a party, and the consummation

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by Buyer of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the lapse of time, or both, (x) violate any provision of Law to which Buyer is subject, (y) violate Buyer’s Organizational Documents or (z) violate or result in a breach of or constitute a default (or an event which would, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property of Buyer, or give to others any interests or rights therein under, any Contract to which Buyer is a party or by which it may be bound or affected except, in the case of clauses (x) and (z), for any such violations, breaches, defaults, terminations, amendments, accelerations, Encumbrances or for any such consents the failure or which to be obtained that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect.
Section 5.4.    Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer do not and will not require any consent, approval or authorization of, or other action by, or filing with, any Governmental Authority at or prior to the Closing, except for filings, consents, approvals or clearances where the failure to make any such filing or obtain any such consent, approval or clearance would not prevent the consummation by Buyer of the Transaction.
Section 5.5.    Brokers. Other than CHILDS Advisory Partners (whose fees will be the sole responsibility of and paid by Buyer), Buyer has not retained any broker, finder, investment banking firm or financial advisor to act on its behalf which is entitled to any fee or commission in connection with the Transaction.
Section 5.6.    Sufficient Funds. Buyer has sufficient funds available to it to fulfill its payment obligations pursuant to this Agreement.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller, severally, and not jointly, hereby represents and warrants to Buyer, as of the date hereof, as follows:
Section 6.1.    Title. The Seller is the record and beneficial owner of, and has good title to the number of the Shares set forth opposite such Seller’s name on Section 4.5 of the Disclosure Schedule, free and clear of all Encumbrances. The consummation of the Transaction will not cause any Encumbrances to be created or suffered on the Shares sold hereby. Buyer hereby acquires from the Seller good title to the Shares sold by such Seller hereby, free and clear of all Encumbrances. Other than the Shares held by the Seller as set forth opposite such Seller’s name on Section 4.5 of the Disclosure Schedule, the Seller has no other equity or other interest in the Company. Other than the Company LLC Agreement, there are no existing trusts, agreements or understandings (voting or otherwise) affecting the right of the Seller to convey

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the Seller’s Shares to Buyer or any other right of the Seller with respect to the Shares sold by such Seller hereby.
Section 6.2.    Authorization. The Seller has the right, power, and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Seller is a party, to perform the Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including to transfer, convey, and sell to Buyer the Shares sold by the Seller hereby.
Section 6.3.    Litigation. There are no material judgments or outstanding orders, injunctions, decrees, stipulations or awards against the Seller that would prevent the consummation by the Seller of the Transaction pursuant to the terms hereof.
Section 6.4.    Brokers. The Seller has not retained any broker, finder, investment banking firm or financial advisor to act on the Seller’s behalf which is entitled to any fee or commission in connection with the Transaction.
ARTICLE VII

COVENANTS AND AGREEMENTS
Section 7.1.    Further Assurances. At any time or from time to time after the Closing, the Sellers shall promptly, at the Buyer’s request and without further consideration to the Sellers, execute and deliver any additional instruments or documents, and take all such further actions as Buyer may reasonably request, necessary or advisable to consummate the Transaction and fulfill the agreements set forth in this Agreement.
Section 7.2.    Confidentiality. As of the Closing, without any further action, the parties hereto agree that the Confidentiality and Non-Disclosure Agreement, dated June 23, 2015, between Buyer and the Company (the “Confidentiality Agreement”) shall terminate and be of no further force or effect.
Section 7.3.    Public Announcements. Except as otherwise required by Law, the parties hereto shall not, and shall cause their respective Affiliates not to, make any public statements, including any press releases, regarding any aspect of this Agreement and the Transaction without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed); provided, however, that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service; provided, further, that following the Closing, Buyer and its Affiliates may issue one or more public statements announcing and describing the Transaction so long as it does not identify the Sellers or specify the purchase price, except in each case as otherwise required by Law (any such statement, a “Buyer Announcement”). Notwithstanding the foregoing, except with respect to a Buyer Announcement, each party shall use commercially reasonable efforts to consult with the other parties prior to any such announcement to the extent practicable, and shall in any event promptly provide the other parties

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hereto with copies of any such announcement. This Section 7.3 shall not apply to communications by any party to its counsel, accountants or other advisors or representatives.
Section 7.4.    Non-competition; Non-solicitation.
(a)    During the Restricted Period, each of the Sellers shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in a Competing Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in a Competing Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; (iii) intentionally interfere in any material respect with the business relationships (whether formed before or after the date of this Agreement) of the Company, Buyer or any of their respective Affiliates; or (iv) solicit, induce, call on or attempt to solicit, induce or call on, any of the customers of or any consultants or independent contractors who provide services to or on behalf of the Company, Buyer or any of their respective Affiliates for the purposes of diverting business or services from the Company, Buyer or any of their respective Affiliates. Notwithstanding the foregoing, during the Restricted Period: (1) each Seller may own, directly or indirectly, solely as a passive investment, securities of any Person traded on any national securities exchange if such Seller does not a control such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person or participate in the management thereof, (2) with respect to any entity in which Momentum holds an interest as of the date hereof (a “Pre-Closing Portfolio Company”), Momentum, its manager and its owner (collectively, “MEP”) shall not be deemed to have violated this Section 7.4(a) solely by reason of MEP’s or any of its investment professionals’ (i) service as a board member or board observer or, if the Pre-Closing Portfolio Company is a limited liability company, as the manager of a Pre-Closing Portfolio Company or (ii) direct or indirect ownership of a Pre-Closing Portfolio Company, so long as, in the case of each of the foregoing clauses (i) and (ii), MEP or any of its investment professionals shall not have directly or indirectly, proposed, encouraged or otherwise identified or been actively involved in the action that would otherwise be prohibited by the provisions of this Section 7.4(a) and (3) with respect to any entity in which Momentum initially acquires an interest after the date hereof (a “Post-Closing Portfolio Company”), MEP shall not be deemed to have violated this Section 7.4(a) solely by reason of MEP’s or any of its investment professionals’ (i) service as a board member or board observer or, if the Post-Closing Portfolio Company is a limited liability company, as the manager of a Post-Closing Portfolio Company or (ii) direct or indirect ownership of a Post-Closing Portfolio Company, so long as, in the case of each of the foregoing clauses (i) and (ii), the Post-Closing Portfolio Company is not engaged in or assisting others in engaging in a Competing Business in the Territory at the time of any investment by MEP and MEP or any of its investment professionals shall not have directly or indirectly, proposed, encouraged or otherwise identified or been actively involved in the action that would otherwise be prohibited by the provisions of this Section 7.4(a).
(b)    For a period of five years commencing on the Closing Date, each of the Sellers shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire,

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solicit or induce, or attempt to solicit, hire or induce, any employee of the Company, Buyer or their Affiliates or encourage any such employee to leave or reduce such employment for any reason whatsoever or hire, offer to hire, provide employment or otherwise engage, either on a full-time or part-time basis or a consulting basis, any such employee of the Company, Buyer or their Affiliates; provided that nothing in this Section 7.4(b) shall prevent any Seller or any of its Affiliates from hiring (x) any employee whose employment has been terminated by the Company, Buyer or their Affiliates (except if such employee caused himself or herself to be terminated so that such employee could be hired, directly or indirectly, by any Seller or any of its Affiliates); (y) after 180 calendar days from the date of termination of employment, any employee whose employment has been terminated by the employee; or (z) any employee who responds to a general solicitation that is not directed specifically to any Buyer or Company employees or the employees of their Affiliates; provided further that, from and after the later of (i) two years after the Closing Date and (ii) six months after the expiration or termination of the Sublease Agreement in accordance with its terms, no Seller shall be deemed to have violated this Section 7.4(b) if an Affiliate of such Seller takes action that would otherwise be prohibited by the provisions of this Section 7.4(b) so long as such Seller did not, directly or indirectly, refer, engage or participate in, propose or facilitate the solicitation, hiring or inducement by such Affiliate that would otherwise be prohibited by the provisions of this Section 7.4(b).
(c)    At all times, each Seller shall, and shall cause its Affiliates to, keep confidential and not disclose to any other Person or use for its own benefit or the benefit of any other Person any confidential or proprietary information, technology, know-how, trade secrets, industrial designs, franchises, inventions or other industrial and Intellectual Property regarding the Company or any of its businesses or operations (“Confidential Information”) in its possession or control. The obligations of the parties under this Section 7.4(c) shall not apply to Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 7.4(c); or (ii) is required to be disclosed by Law, order or regulation of a court or tribunal or Governmental Authority; provided, however, that, in any such case, the disclosing party shall notify the Company as early as practicable prior to disclosure to allow the Company to take appropriate measures to preserve the confidentiality of such Confidential Information.
(d)    If a Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 7.4, Buyer and the Company shall have the right and remedy to have such provision specifically enforced by any court having competent jurisdiction (without any requirement to post a bond), it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to each of Buyer, the Company or their Affiliates and that money damages will not provide an adequate remedy. The foregoing rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer and the Company under Law or in equity.
(e)    Each Seller acknowledges and agrees that the restrictions contained in this Section 7.4 are reasonable and necessary to protect the legitimate interests of Buyer and

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the Company and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.4 should ever be adjudicated to exceed the time, geographic, service, activity or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, service, activity or other limitations permitted by applicable Law. The covenants contained in this Section 7.4 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. Each Seller further acknowledges and agrees that any claim such Seller may have against Buyer, the Company, or any of their Affiliates, whether under this Agreement or otherwise, will not be a defense to enforcement of the restrictions set forth in this Section 7.4. Each Seller further agrees that the restrictions set forth in this Section 7.4 are in addition to, and not in lieu of, any non-competition, non-solicitation, protection of confidential information or intellectual property, or other restrictive covenants or obligations by which such Seller may be bound in favor of Buyer, the Company, or any of their Affiliates, including any such covenant or obligation that may arise under the common law or otherwise of any jurisdiction.
(f)    The Sellers and Buyer agree and intend that each Seller’s obligations under this Section 7.4 (to the extent not perpetual) be tolled during any period that such Seller is in breach of any of the obligations under this Section 7.4, so that Buyer, the Company, and their Affiliates are provided with the full benefit of the restrictive periods set forth herein.
Section 7.5.    Tax Matters
(a)    Responsibility for Filing Tax Returns.
(i)    The Sellers shall at their own expense prepare and timely file (or cause to be prepared and timely filed) and pay all Taxes in respect of all Pass-Through Tax Returns of the Company for any Pre-Closing Date Tax Period (other than a Straddle Period). No later than thirty (30) days prior to the due date (after taking account of any extensions obtained) for any Tax Return described in the preceding sentence, the Sellers shall provide a draft of each such Tax Return to Buyer for its review, comment and approval. The Sellers shall incorporate Buyer’s reasonable requested changes into such Tax Return.
(ii)    The Company shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Company for Pre-Closing Date Tax Periods not described in Section 7.5(a)(i) (including Tax Returns of the Company for all Straddle Periods). No later than thirty (30) days prior to the due date (after taking account of any extensions obtained) for any Tax Return described in the preceding sentence, the Company shall provide a draft of each such Tax Return to the

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Representative for review, comment and approval. The Company shall consider in good faith the Representative’s requested changes to such Tax Return. The Sellers shall, with respect to any Taxes shown as due on any such Tax Return, be responsible for paying such Taxes directly to the Company no later than twenty (20) days after receiving written notice of the obligation to pay such Taxes hereunder from the Company (however, with respect to Straddle Period Tax Returns, the Sellers shall be responsible for paying Taxes attributable to that the portion of the Straddle Period ending at the end of the day on the Closing Date, as determined in accordance with Section 7.5(b)).
(b)    Allocation of Certain Taxes. To the extent permissible under applicable Law, the parties agree to close the Tax year of the Company (including, if required by applicable Law, pursuant to a required election) as of the end of the day on the Closing Date. To the extent that the Company is required to file a Tax Return for a Straddle Period in any jurisdiction, the parties agree to use the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: the Taxes attributable to the portion of a Straddle Period ending on the Closing Date shall (i) in the case of Taxes that are either based upon or related to income or receipts or imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year ended at the end of the day on the Closing Date and (ii) in the case of Taxes (other than those described in clause (i)) imposed on a periodic basis with respect to the business or assets of the Company or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire relevant Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis (including depreciation and amortization deductions) shall be allocated in accordance with clause (ii) of the preceding sentence. For the avoidance of doubt, clause (i) and clause (ii) of this Section 7.5(b) do not address Transfer Taxes, the payment of which is addressed in Section 7.5(d).
(c)    Cooperation on Tax Matters. The Sellers and Buyer shall (and Buyer shall cause the Company to) (i) assist in the preparation and timely filing of any Tax Return of the Company; (ii) assist in any Tax Contest or other proceeding with respect to the Tax Returns or Taxes of the Company; (iii) provide any information required to allow the Sellers, Buyer or the Company to comply with any information reporting requirements contained in the Code or other applicable Laws; and (iv) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.
(d)    Transfer Taxes. The Sellers will pay, and will indemnify and hold harmless Buyer from and against the amount of, any Transfer Taxes. Buyer will prepare and file Tax Returns in connection with the payment of such Transfer Taxes at the Sellers’ expense.

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(e)    Pre-Closing Tax Contests. If, after the Closing Date, Buyer or the Company receives any notice, letter, correspondence, claim or decree from any Governmental Authority with respect to the Company (a “Tax Notice”) that is related to any Pre-Closing Date Tax Period (a “Pre-Closing Tax Contest”), Buyer shall, or shall cause the Company to, deliver such Tax Notice to the Sellers in the manner prescribed by Section 9.1 within ten (10) Business Days following receipt thereof. In the case of any Tax Notice relating to a Pass-Through Tax Return, the Sellers and the Representative shall, at their own expense, have the right to handle, defend, conduct and control any such Tax Contest. The Company shall have the right to participate in such Pre-Closing Tax Contest at its own expense, and the Sellers shall take any reasonable actions requested by the Company to facilitate such participation by the Company. The Representative shall have the right to settle or compromise any such Tax Contest only with the written consent of the Company, which consent will not be unreasonably withheld, delayed or conditioned. In the case of any other Tax Contest related to any Pre-Closing Tax Period, the Company shall have the right to handle, defend, conduct and control any Tax Contest that relates to such Tax Notice unless it forgoes such right by delivering written notice to such effect in the manner prescribed by Section 9.1 to the Sellers within twenty (20) days of the Sellers’ receipt of the applicable Tax Notice from Buyer or the Company, in which case the Sellers shall be obligated to handle, defend, conduct and control such Pre-Closing Tax Contest; however, the Company shall nevertheless have the right to participate in such Pre-Closing Tax Contest being handled by the Sellers at the Company’s own expense and there shall be no compromise or settlement of such Pre-Closing Tax Contest without the Company’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned). Buyer or the Company, on the one hand, and the Sellers, on the other hand, shall provide each other with copies of all material correspondence and other material documents received from any Governmental Authority in connection with any Pre-Closing Tax Contest.
(f)    Tax Treatment of the Transaction. The parties hereto acknowledge and agree that the purchase of the Shares sold by the Sellers hereby is intended to be treated, for U.S. federal income Tax purposes, as the acquisition of the assets of the Company by Buyer (as to Buyer) and the sale of partnership interests by the Sellers (as to the Sellers) consistent with situation 2 of IRS Revenue Ruling 99-6, 1999-1 C.B. 432. For U.S. federal income Tax purposes, (x) pursuant to Section 708(b)(1) of the Code, the Company shall terminate on the Closing Date as a result of Buyer becoming the sole member of the Company, (y) the taxable year of the Company shall end on the Closing Date, and (z) the Company shall be treated as an entity disregarded as separate from its sole owner, Buyer, immediately after the Closing Date. Buyer and the Sellers shall file, and shall cause their Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the tax treatment described in this paragraph, and shall take no position contrary thereto unless required to do so by applicable Tax Laws.
Section 7.6.    Termination of Affiliate Transactions. The Sellers acknowledge and agree, on their own behalf and on behalf of their Affiliates, that, except as expressly set forth in this Agreement, all obligations and liabilities of the Company to the Sellers or any of their respective Affiliates have been terminated.

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Section 7.7.    Name Use. Each Seller acknowledges and agrees, on its own behalf and on behalf of its respective Affiliates, that from and after the Closing, it renounces any and all rights to the use of the name “EdgeRock Technologies, LLC,” “EdgeRock Technology Partners” or similar names or any derivations thereof, and any trademarks and trade names containing or comprising the foregoing, and each Seller shall not, and shall not permit any of its Affiliates to, use such names or similar names and such trademarks and trade names.
Section 7.8.    Form 8-K; Financial Statements. Notwithstanding anything to the contrary in this Agreement, including Section 7.3, the parties hereto acknowledge that Buyer and its Affiliates will be required to file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) to disclose certain information relating to the Transaction, and all of the parties hereto expressly consent to such filing and disclosure of the information required to be disclosed therein. In addition, the Sellers and the Company acknowledge that in connection with such filing and other filings that Buyer and its Affiliates may make with the SEC, Buyer and its Affiliates may be required to disclose certain financial statements of the Company, along with certain pro-forma financial statements, in order to comply with the requirements of Rule 3-05 of Regulation S-X or other applicable Law. If so required in Buyer’s good faith judgment, the Sellers agree, at Buyer’s expense for any costs incurred by the Sellers (including the reasonable fees of the Sellers’ advisors), (i) to use commercially reasonable efforts to prepare and deliver to Buyer such financial statements as Buyer so determines are required to be filed or furnished with the SEC and (ii) to use commercially reasonable efforts and cooperate, and use commercially reasonable efforts to cause the Company’s current and former accountants to cooperate, in providing (a) historical financial information to Buyer to allow Buyer to satisfy its filing obligations with the SEC and (b) any other information reasonably requested by Buyer in order to comply with the requirements of Rule 3-05 of Regulation S-X or other applicable Law or in the preparation by Buyer of Company financial statements, including pro forma financial statements. Sellers shall use commercially reasonable efforts to cause any financial statements prepared pursuant to clause (i) above to be prepared in accordance with GAAP, applied on a consistent basis, throughout the periods covered, to present fairly the financial condition, the results of operations and cash flows of the Company as of the times and for the periods indicated therein and to be, if they are as of a fiscal year end or for a fiscal year, (x) audited in a manner meeting the requirements of GAAP and Regulation S-X and (y) accompanied by (i) an opinion of an independent registered public accounting firm containing no material qualifications and identifying no material exceptions to GAAP and otherwise be in a form required under the rules and regulations of the SEC and (ii) a consent of such independent registered public accounting firm to Buyer’s or its Affiliates’ use of the audit report and reference to such independent registered public accounting firm in filings with the SEC.
ARTICLE VIII

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
Section 8.1.    Survival; Knowledge of Breach.

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(a)    The representations and warranties of the Company and the Sellers contained in this Agreement or in any certificate delivered by them pursuant hereto and the representations and warranties of Buyer contained in this Agreement or in any certificate delivered by them pursuant hereto, shall survive the Closing until the date that is the 18-month anniversary of the Closing Date, except for the representations and warranties set forth in Section 4.1 (Organization and Qualification; No Subsidiaries), Section 4.2 (Authorization), Section 4.5 (Capitalization), Section 4.17 (Employee Benefit Matters) to the extent relating to Taxes, Section 4.18 (Taxes), Section 4.19(b) and (c) (Employee Relations), Section 4.21 (Brokers), Section 4.25 (Related Party Transactions), Section 6.1 (Title), Section 6.2 (Authorization) and Section 6.4 (Brokers) (collectively, the “Company Fundamental Representations”), and in Section 5.1 (Organization), Section 5.2 (Authorization) and Section 5.5 (Brokers), all of which shall survive until the date that is 60 days after the expiration of the applicable statute of limitations without reference to documents under seal; provided, however, that (x) any obligations under Section 8.2(a)(i), Section 8.2(b)(i) and Section 8.2(c)(i) with respect to indemnification for breaches of representations and warranties shall not terminate with respect to any claims as to which the Indemnified Party shall have given notice to the Indemnifying Party before the termination of the applicable survival period set forth above, and (y) each covenant and agreement contained in this Agreement to be performed or complied with after the Closing shall survive until the expiration of the applicable performance or compliance period hereunder.
(b)    The right to indemnification hereunder shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.
Section 8.2.    Indemnification.
(a)    Subject to the terms and conditions set forth in this ARTICLE VIII, the Sellers agree severally in accordance with its Pro Rata Portion and not jointly (except for Momentum, for which the liability will be joint and several) to indemnify and hold harmless Buyer, the Company, their respective Affiliates, successors and assigns and each of their officers, directors, employees, representatives and agents (collectively, the “Buyer Indemnified Parties”) without duplication against and in respect of any and all Losses of the Buyer Indemnified Parties, to the extent resulting or arising from:
(i)    any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or in any document furnished or to be furnished to Buyer in connection herewith;
(ii)    any breach or non-fulfillment of, or failure to comply with, any covenant or agreement of the Company in this Agreement or in any document furnished or to be furnished to Buyer in connection herewith;

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(iii)    any liabilities or obligations of the Company, whether due or that become due, whether accrued, absolute, contingent or otherwise, existing on the Closing Date, or arising out of any transactions or state of facts existing on or prior to the Closing Date, except to the extent such liabilities or obligations are included in the Final Closing Statement with respect to the Final Net Working Capital or prospective executory obligations arising out of any Contract disclosed pursuant to ARTICLE III to the extent the obligations or liabilities arising out of such Contract are not yet due or payable as of the Closing Date and do not arise from the breach of any such Contract prior to the Closing;
(iv)    any Indemnifiable Taxes;
(v)    any liabilities or obligations arising out of or relating to the EAUs or the cancellation thereof;
(vi)    any liabilities or obligations arising from (x) the failure to provide any notice or obtain any consent required during the period prior to and including the Closing by the Leases for the premises located on (A) the 3rd floor of 260 Franklin Street, Boston, Massachusetts or (B) the 11th floor of 260 Franklin Street, Boston, Massachusetts; (y) any claim brought by the landlord of the foregoing Leases set forth in clause (x) arising out of or relating to any acts or omissions of the Company, Acorio or Meteorix LLC, a Massachusetts limited liability company (“Meteorix”), prior to the Closing; or (z) any breach or non-fulfillment of, or failure to comply with, any covenant or agreement of (A) Acorio in the Sublease Agreement or (B) Meteorix in that certain Sublease, dated as of September 1, 2014, between the Company and Meteorix; or
(vii)    the enforcement by Buyer of its indemnification rights under this Agreement.
(b)    Subject to the terms and conditions set forth in this ARTICLE VIII, Buyer and the Company agree to indemnify and hold harmless the Sellers, their respective Affiliates, successors and assigns and each of their respective officers, directors, employees, representatives and agents (collectively, the “Seller Indemnified Parties”) without duplication against and in respect of any and all Losses of the Seller Indemnified Parties to the extent resulting or arising from:
(i)    any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement or in any document furnished or to be furnished to the Company or any Seller in connection herewith;
(ii)    any breach or nonfulfillment of, or failure to comply with, any covenant or agreement of Buyer set forth in this Agreement or in any document furnished or to be furnished to the Company or any Seller in connection herewith; or

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(iii)    the enforcement by any Seller of his, her or its indemnification rights under this Agreement.
(c)    Subject to the terms and conditions set forth in this ARTICLE VIII, each Seller agrees severally and not jointly, only as to itself, to indemnify and hold harmless the Buyer Indemnified Parties without duplication against and in respect of any and all Losses of the Buyer Indemnified Parties, to the extent resulting or arising from:
(i)    any misrepresentation or breach of any representation or warranty made by such Seller in this Agreement or in any document furnished or to be furnished to Buyer in connection herewith; or
(ii)    any breach or non-fulfillment of, or failure to comply with, any covenant or agreement of such Seller in this Agreement or in any document furnished or to be furnished to Buyer in connection herewith.
(d)    To the extent permitted by Law, any payment pursuant to this ARTICLE VIII shall be treated as an adjustment to the purchase price by the parties for Tax purposes.
(e)    The parties agree that the provisions in this Agreement relating to indemnification were specifically bargained for between sophisticated parties (after consultation with their advisors) and were specifically taken into account in the determination of the amounts to be paid to the Sellers hereunder.
Section 8.3.    Third Party Claim. If an indemnifiable claim is made against an Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than 30 days following such Indemnified Party’s receipt of such Third Party Claim, deliver a written notice (the “Claim Notice”) to the Indemnifying Party with respect thereto, provided, however, that failure to provide such notice within the time period required shall not affect the Indemnified Party’s right to indemnification hereunder except to the extent that the Indemnifying Party was actually and materially prejudiced as a result of such failure. The Claim Notice shall describe to the extent material the facts giving rise to the Third Party Claim in reasonable detail, shall include copies of all material written documentation delivered to the Indemnified Party by the third party asserting such Third Party Claim and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days from the date of personal delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party in writing whether or not it shall assume the defense of the Indemnified Party against such Third Party Claim; provided, that if the Indemnifying Party assumes such defense, such written notice shall include a written notice acknowledging its unconditional obligation to fully indemnify the Indemnified Party for any Losses resulting from such Third Party Claim in accordance with, and subject to, the limitations contained in this Article VIII. Notwithstanding the foregoing, without the prior written consent of the Indemnified Party, the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim described in a Claim Notice that (i) seeks an injunction or other equitable relief as a remedy, (ii) relates to or arises in connection with any criminal or quasi-criminal allegation, proceeding, action,

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indictment or investigation, (iii) in the reasonable judgment of the Indemnified Party, is likely to result in liability that in the aggregate (A) will exceed the then remaining amount of the Cap or (B) will not exceed the Deductible, (iv) primarily relates to a claim or demand of, or a dispute with, a Material Customer of the Company or (v) the defense of which by the Indemnifying Party could otherwise have a material adverse effect on the Indemnified Party. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to assume the defense of a Third Party Claim, except as herein provided, the Indemnifying Party shall have the right to do so by appropriate proceedings. If the Indemnifying Party has the right to and elects to assume the defense of a Third Party Claim, the Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence; shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim; and shall diligently pursue the resolution of such Third Party Claim. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense; provided, however, that the Indemnifying Party shall pay all reasonable fees, costs and expenses of one outside counsel in connection with such participation (i) if it requests the Indemnified Party to participate or (ii) if in the opinion of outside counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make joint representation of the Indemnifying Party and the Indemnified Party impermissible under applicable standards of professional conduct. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall reasonably cooperate in the defense or prosecution thereof. Subject to attorney-client privilege, such cooperation shall include the retention and (upon the Indemnifying Party’s reasonable request) the provision to the Indemnifying Party of records and information which are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that any out-of-pocket cost incurred by the Indemnified Party in connection with such cooperation shall be at the Indemnifying Party’s expense. If the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnifying Party may only settle or compromise a Third Party Claim with the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided, however, that the Indemnifying Party may settle or compromise such a Third Party Claim without the prior written consent of the Indemnified Party if such settlement or compromise (x) provides solely for the payment of money by the Indemnifying Party and includes a complete and unconditional release of the Indemnified Party from all liability in respect of such Third Party Claim and (y) does not subject the Indemnified Party to any injunctive relief or other equitable remedy. If the Indemnifying Party does not defend the Indemnified Party against a Third Party Claim for which the Indemnifying Party has an indemnification obligation hereunder, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party shall have the right to defend and settle such Third Party Claim; provided that the amount of any such Third Party Claim, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful, shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in this ARTICLE VIII.

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Section 8.4.    Limitations on Indemnification.
(a)    Except with respect to breaches of the Company Fundamental Representations, breaches of the representations and warranties set forth in Section 4.24 or fraud or intentional misrepresentation, the Buyer Indemnified Parties shall not be entitled to recover for any Losses for breaches of representations and warranties indemnified against pursuant to Section 8.2(a)(i) until the aggregate amount of Losses of the Buyer Indemnified Parties for breaches of representations and warranties exceeds $125,000 (the “Deductible”), whereupon the Buyer Indemnitees shall have the right to seek indemnification for Losses incurred in excess of the Deductible for breaches of representations and warranties pursuant to Section 8.2(a)(i). Except with respect to breaches of the Company Fundamental Representations, breaches of the representations and warranties set forth in Section 4.24, or fraud or intentional misrepresentation, the maximum amount of aggregate Losses for which the Buyer Indemnified Parties will be entitled to recover pursuant to this Agreement for breaches of representations and warranties pursuant to Section 8.2(a)(i) is $3,000,000 (the “Cap”). With respect to breaches of the Company Fundamental Representations or indemnification pursuant to Section 8.2(a)(iii) and Section 8.2(a)(vi), the maximum amount of aggregate Losses for which the Buyer Indemnified Parties will be entitled to recover pursuant to this Agreement for breaches of such representations and warranties is the sum of the Closing Date Cash Amount and any Contingent Consideration. Notwithstanding the foregoing, no time or other limitation on the Sellers’ indemnification obligation hereunder shall apply to any Losses arising out of or resulting from fraud or intentional misrepresentation.
(b)    For purposes of this ARTICLE VIII, the existence of any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement and the determination of the amount of Losses resulting or arising from such misrepresentation, breach or nonfulfillment shall be made without regard to any materiality qualification (including any reference to Business Material Adverse Effect or material adverse effect).
Section 8.5.    Payment of Indemnification Obligation. Upon a final determination of an indemnifiable claim made by an Indemnified Party, then the amount of the indemnified Losses stated in, or arising from, such final determination shall be paid by the Indemnifying Party within five (5) Business Days after the date of such final determination. If the Indemnifying Party is Buyer, payment of Losses shall be in cash or by cashier’s check or by wire transfer of immediately available funds to the account designated in writing by the Representative who shall hold such funds in trust for the benefit of the Sellers and shall promptly disburse such funds to the Sellers, without interest. If the Indemnifying Party is any Seller, payment of indemnified Losses shall be first from the Escrow Amount and second, if the Escrow Amount is insufficient, in cash or by cashier’s check or by wire transfer of immediately available funds to the account designated in writing by Buyer.
Section 8.6.    Losses Net of Insurance, etc. Payments for any Losses for which indemnification is provided shall be net of any insurance proceeds or other cash receipts or sources of reimbursement actually received as an offset against such Losses (net of any costs

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incurred to recover such amounts, proceeds or receipts and any increases in insurance premiums payable by the Indemnified Party attributable to such Losses).
Section 8.7.    Right of Set-Off. Subject to the limitations set forth in Section 8.4, each Seller hereby authorizes Buyer to set-off from the payment of any amount owed by Buyer to any Seller Indemnified Party (including any payments under Section 2.3 and Section 2.4) any amounts due to Buyer or any other Buyer Indemnified Party hereunder. Buyer hereby authorizes each Seller to set-off from the payment of any amount owed by such Seller to any Buyer Indemnified Party pursuant to Section 2.3, any amounts due to such Seller or any other Seller Indemnified Party hereunder.
Section 8.8.    No Contribution. Each Seller waives, and acknowledges and agrees, that such Seller shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company or any of its subsidiaries in connection with any indemnification obligation or other liability to which he, she or it may become subject under or in connection with this Agreement.
Section 8.9.    Exclusive Remedy. With the exception of breach of the parties’ post-Closing covenants hereunder (including those set forth in Article II), in which case the parties shall have all remedies available under law or in equity, including injunctive relief, specific performance and other equitable relief, and fraud, criminal activity or willful misconduct, from and after the Closing, the rights of the parties hereto to indemnification pursuant to the provisions of this Article VIII shall be the sole and exclusive remedy for the parties hereto with respect to any matter relating to this Agreement or its subject matter; provided, however, that a claim for fraud, criminal activity or willful misconduct by a Seller with respect to any representation or warranty made by a Seller in this Agreement may only be asserted solely against Seller who committed such fraud, criminal activity or willful misconduct, and no other Seller shall be liable for the fraud or willful misconduct committed by such Seller.
ARTICLE IX

MISCELLANEOUS
Section 9.1.    Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, or by overnight courier service guaranteeing next day delivery and shall be deemed given when so delivered personally, or by facsimile upon electronic confirmation of receipt, or if mailed by overnight courier service guaranteeing next day delivery, one Business Day after mailing, or if mailed in any other way, then upon receipt, to the parties at the following addresses (or at such other address for a party as is specified by like notice):
If to Buyer or the Company to:
CDI Corporation
1717 Arch St., 35th Floor

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Philadelphia, PA 19103
Attention: Chief Financial Officer
Facsimile: (215) 569-1300
with a copy (which shall not constitute notice) to:
CDI Corporation
1717 Arch St., 35th Floor
Philadelphia, PA 19103
Attention: General Counsel
Facsimile: (215) 636-1233

and

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention: Carmen J. Romano, Esq.
Facsimile: (215) 994-2222
If to the Sellers or the Representative, to:
MEP Advisors, LLC
260 Franklin Street, 3rd Floor
Boston, MA 02110
Attention: Frank Selldorff
Facsimile: (617) 249-0140

with a copy (which shall not constitute notice) to:

Pierce Atwood LLP
100 Summer Street
Boston, MA 02110
Attention:    Jack Steele, Esq.
Facsimile:    (617) 824-2020

Section 9.2.    Expenses. Except as otherwise expressly provided herein or in the Ancillary Agreements, all expenses incurred in connection with this Agreement, the Transaction, the Ancillary Agreements and the transactions contemplated thereby shall be paid by the party incurring such expenses. The Sellers shall pay, or cause the Company to pay, at or prior to the Closing, all costs, fees and expenses incurred by the Company at or prior to the Closing arising under or in connection with negotiating, preparing, executing and entering into this Agreement, the Ancillary Agreements and the closing of the transactions contemplated thereunder (the “Company Expenses”).

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Section 9.3.    Exhibits and Schedules. All exhibits and schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any item in a section of the Disclosure Schedule shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or effect related to such item would result in a Business Material Adverse Effect or a material adverse effect on the ability of any party to consummate any of the transactions contemplated hereby.
Section 9.4.    Governing Law. This Agreement and the rights and duties of the parties hereto hereunder will be governed by and construed in accordance with the Laws of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Massachusetts or, if such court does not have jurisdiction, the Massachusetts state courts located in Boston, Massachusetts, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, or with respect to any such action or jurisdiction of such courts with respect thereto will be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each party hereby waives, and agrees not to assert, to the maximum extent permitted by Law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.1 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.
Section 9.5.    Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void; provided, however, that Buyer may assign any or all of its rights and interests hereunder to any of its Affiliates to the extent Buyer remains responsible for performance of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the Buyer Indemnified Parties, the Seller Indemnified Parties, the parties hereto and their respective

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heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.
Section 9.6.    Representative
(a)    MEP Advisors, LLC is hereby constituted and appointed as agent and attorney‑in‑fact for and on behalf of the Sellers and is the Representative for all purposes under this Agreement. Without limiting the generality of the foregoing, the Representative has full power and authority, on behalf of each Seller and his, her or its successors and assigns, to (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Sellers in connection herewith, including the Escrow Agreement, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, including the Escrow Agreement, (iii) receive service of process in connection with any claims under this Agreement and the Escrow Agreement, (iv) agree to, negotiate and enter into settlements and compromises of, and assume the defense of, claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) take all actions necessary or appropriate in the judgment of the Representative on behalf of the Sellers in connection with this Agreement, (vii) make any determinations and settle any matters in connection with the adjustments made in Section 2.3 or the Contingent Consideration in Section 2.4, (viii) authorize delivery to any Buyer Indemnified Party of any amounts in the Escrow Funds in satisfaction of claims brought by any Buyer Indemnified Party for Losses and (ix) distribute the Escrow Fund and any earnings and proceeds thereon. The Sellers hereby authorize Buyer and the Company to make all payments due to the Sellers in connection with this Agreement (including pursuant to Sections 2.3(d)(i), 2.4(a) and 8.5) to the Representative in satisfaction of Buyer’s and the Company’s obligation to make payments to the Sellers hereunder. The Sellers agree that they shall have no claim against Buyer or the Company for nonpayment of any obligation properly paid by Buyer or the Company to the Representative on behalf of the Sellers in accordance with the terms of this Agreement.
(b)    Such agency may be changed by MEP Advisors, LLC from time to time upon not less than five days’ prior written notice to Buyer. The Representative, or any successor hereafter appointed, may resign at any time by written notice to Buyer. A successor Representative will be named by MEP Advisors, LLC. All power, authority, rights and privileges conferred in this Agreement to MEP Advisors, LLC as the Representative will apply to any successor Representative.
(c)    The Representative will not be liable for any act done or omitted under this Agreement as the Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good

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faith. Buyer agrees that it will not look to the personal assets of the Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Sellers. In performing any of its duties under this Agreement or any agreements or documents executed and delivered in connection herewith, the Representative will not be liable to the Sellers for any Losses that any Person may incur as a result of any act, or failure to act, by the Representative under this Agreement or any agreements or documents executed and delivered in connection herewith, and the Representative will be indemnified and held harmless by the Sellers for all Losses, except to the extent that the actions or omissions of the Representative were taken or omitted not in good faith. The limitation of liability provisions of this Section 9.5(c) will survive the term of this Agreement and the resignation of the Representative.
(d)    At the Closing, Buyer shall deposit $50,000 (such amount, together with interest accruing thereon, the “Representative Expense Amount”) in immediately available funds in accordance with the payment instructions set forth in Section 9.6(d) of the Disclosure Schedule (the “Representative Expense Account”) to be established and maintained by the Representative (in its sole discretion in accordance with Section 9.6(e)). The Representative Expense Amount shall be paid or distributed at the discretion of the Representative as provided in Section 9.6(e).
(e)    The Representative Expense Amount shall be deposited into the Representative Expense Account, as a fund for any payments to any Person (as determined in the reasonable discretion of the Representative) (each, a “Payment” and collectively, the “Payments”) and the costs, fees, expenses (including legal fees and expenses) and liabilities of the Representative incurred (or reasonably expected to be incurred), in each case on behalf of or for the benefit of the Sellers on or after the Closing Date in connection with this Agreement or the transactions contemplated hereby. The Representative shall have the sole discretion to withdraw funds from the Representative Expense Amount at any time (and without prior notice to any Person) to fund the costs, fees and expenses (including legal fees and expenses) that it incurs on behalf of the Sellers. On the later to occur of (i) the date that the Representative determines in its sole discretion that it will not incur any further costs, fees, expenses or losses in his capacity as Representative and (ii) the nineteen (19) month anniversary of the Closing Date, the Representative shall distribute any remaining portion of the Representative Expense Amount to the Sellers based on his or its Pro Rata Portion.
Section 9.7.    Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.
Section 9.8.    Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or

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describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.
Section 9.9.    Entire Agreement. Except as otherwise contemplated herein, this Agreement and the Ancillary Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof and thereof. The parties acknowledge that each of the parties hereto participated in the drafting of this Agreement and the Ancillary Agreements and agree that any rule of Law or any legal decision that may or would require interpretation of any alleged ambiguities in this Agreement or the Ancillary Agreements against the party that drafted it has no application and is expressly waived. In the event of a conflict or inconsistency between the terms of this Agreement (including the representations, warranties, covenants and indemnification provisions hereof) and the terms of any other documents delivered or required to be delivered in connection with the consummation of the transactions contemplated by this Agreement, the parties acknowledge and agree that the terms of this Agreement shall supersede such conflicting or inconsistent terms in such other documents and the terms of this Agreement shall define the rights and obligations of the parties and their respective officers, directors, managers, employees, stockholders, members and Affiliates with respect to the subject matter of such conflict or inconsistency.
Section 9.10.    Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.
Section 9.11.    Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.
Section 9.12.    Failure or Indulgence not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be duly executed as of the day and year first above written.
CDI CORPORATION
By:    /s/ Michael S. Castleman
Name:    Michael S. Castleman
Title:    EVP, Chief Financial Officer
EDGEROCK TECHNOLOGIES, LLC
By:    /s/ Peter Begley
Name:    Peter Begley
Title:    Chief Executive Officer
MOMENTUM EQUITY PARTNERS, LLC
By: MED ADVISORS, LLC
By:    /s/ Frank Selldorff
Name: Frank Selldorff
Title: Manager
By:    /s/ Matthew Murray
Name: Matthew Murray
By:    /s/ Timothy Gibbons
Name: Timothy Gibbons
By:    /s/ Jonathan LaLonde
Name: Jonathan LaLonde
By:    /s/ Anthony Martell
Name: Anthony Martell
MEP ADVISORS, LLC, solely in its capacity as Representative

21332027.24.BUSINESS

By:    /s/ Frank Selldorff
Name:    Frank Selldorff
Title:    CEO

21332027.24.BUSINESS